UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.      )

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☑  Definitive Proxy Statement

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R.H. DONNELLEY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

April 14, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on Thursday, May 15, 2008, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

The Notice of Annual Meeting and Proxy Statement dated April 14, 2008 accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 2007 and a form of proxy are also enclosed. These materials are being mailed to stockholders and being made available on our website at www.rhd.com under Investor Relations on or about April 15, 2008.

Sincerely,

David C. Swanson
Chairman of the Board and
Chief Executive Officer

R.H. DONNELLEY CORPORATION

1001 Winstead Drive
Cary, North Carolina 27513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
And
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2008

To the Stockholders of
R.H. Donnelley Corporation:

Notice is hereby given that the 2008 Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”) will be held on Thursday, May 15, 2008, at 10:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

At the Meeting, you will be asked to vote upon the following matters:

1. Election of three Class III members of the Board of Directors for a term of three years;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008;

3.	Approval of a proposal to effectuate an exchange program under which the Company’s employees would be permitted to surrender outstanding stock options and stock appreciation rights in exchange for new stock appreciation rights covering fewer shares, but with an exercise price set at the market price at the date of grant, subject to a new three year vesting requirement;

4. A stockholder proposal regarding our classified Board structure;

5. A management proposal to amend our Certificate of Incorporation in order to declassify our Board; and

6.	Any other matter that may properly come before the Meeting or any postponements or adjournments thereof.

This Proxy Statement, our 2007 Annual Report and form of proxy are available free of charge on our website at www.rhd.com under Investor Relations.

The Board of Directors has fixed the close of business on March 21, 2008 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company’s executive offices located at the address above.

By Order of the Board of Directors,

Robert J. Bush
Senior Vice President, General Counsel
and Corporate Secretary

Cary, North Carolina
April 14, 2008

Whether or not you plan to attend the Meeting, it is very important that you complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided as soon as possible. If you attend the Meeting, you may revoke your proxy at that time and vote your shares in person at the Meeting.

R.H. DONNELLEY CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (“RHD” or the “Company”) of proxies for use at the Company’s 2008 Annual Meeting of Stockholders (the “Meeting”) or at any adjournments or postponements thereof. The Proxy Statement and form of proxy are first being mailed to stockholders and being made available on our website at www.rhd.com under Investor Relations on or about April 15, 2008.

QUESTIONS AND ANSWERS

Q:	What am I voting on at the Meeting?

A:	1. Election of three Class III members of the Board of Directors of the Company to serve a term of three years;

2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2008;

3. A proposal to effectuate an exchange program under which the Company’s employees would be permitted to surrender outstanding stock options and stock appreciation rights in exchange for new stock appreciation rights covering fewer shares, but with an exercise price set at the market price at the date of grant, subject to a new three year vesting requirement (referred to as the “exchange program proposal”);

4. A stockholder proposal regarding our classified Board structure; and

5. A management proposal to amend our Certificate of Incorporation in order to declassify our Board. (See pages 6–20 for more details.)

Q:	What does the Board of Directors recommend with respect to the matters to be presented at the Meeting?

A:	The Board of Directors recommends a vote (a) in favor of the (i) election of the nominees for the Class III members of the Board of Directors, (ii) ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2008, (iii) approval of the exchange program proposal, and (iv) management’s proposal to amend our Certificate of Incorporation in order to declassify our Board; and (b) against the stockholder proposal regarding our classified Board structure, each as described in further detail below.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on March 21, 2008 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, 68,787,618 shares of the Company’s common stock were outstanding and entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company’s common stock were held by approximately 2,500 holders of record in addition to approximately 9,500 stockholders whose shares were held in nominee name. Each share of common stock is entitled to one vote on each proposal to properly come before the Meeting.

Q:	How do I vote by proxy?

A:	Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If the proxy card is signed and returned but no instructions are given, then your proxy will be voted in favor of or against the various proposals in accordance with the recommendations of the Board of Directors as described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card.

Q:	May I revoke my proxy?

A:	Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) sending written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.

If your shares are held in street name, you will have to contact your bank, broker or other nominee to revoke your proxy.

Q:	How do I vote shares that are held in employee benefit plans?

A:	If you are a participant in the Company’s 401(k) Savings Plan (the “401(k) Plan”) or the Dun & Bradstreet Corporation Employee Stock Purchase Plan (collectively with the 401(k) Plan, the “Plans”) and have funds invested in the Company’s common stock, your proxy card will serve as a voting instruction for the trustee of the respective Plan. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before May 13, 2008, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.

Q:	Who will count the vote at the Meeting?

A:	Representatives of The Bank of New York Mellon Corporation, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

Q:	What constitutes a quorum for the Meeting?

A:	The presence of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors, the ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2008, and management’s proposal to declassify our Board, even if the record holder does not receive voting instructions from you. The record holder may not vote on the exchange program proposal or the stockholder proposal regarding our classified Board structure absent instructions from you. Without your voting instructions, a broker non-vote will occur with respect to each of the exchange program proposal and the stockholder proposal regarding our classified Board structure.

Q:	What are the voting requirements for the approval of each of the proposals?

A:	1. Election of Directors. For the election of the nominees for the Class III members of the Board of Directors, Directors receiving the majority of votes cast (number of shares voted “for” a Director must exceed the number of votes cast “against” that Director) will be elected as a Director, provided that if the number of nominees exceeds the number of Directors to be elected (a situation the Company does not anticipate), the Directors will be elected by a plurality of the shares present in person or by proxy at any meeting and entitled to vote on the election of Directors. Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting, shares voting “abstain” and broker non-votes, if any, are not counted for purposes of the election of the nominees for the Class III members of the Board of Directors.

The Company’s Bylaws set forth the procedures if a nominee for Director receives a majority of votes cast “against” that Director. Details of the procedures are set out under “Proposal 1: Election of Directors.” (See page 6 for further information).

2. Independent Registered Public Accounting Firm.  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting. (See pages 7–8 for further information).

3. Exchange Program Proposal.  The approval of the proposal to effectuate an exchange program under which the Company’s employees would be permitted to surrender outstanding stock options and stock appreciation rights in exchange for new stock appreciation rights covering fewer shares, but with an exercise price set at the market price at the date of grant, subject to a new three year vesting schedule, requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting, and the affirmative vote of a majority of votes cast on this proposal provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. (See pages 9–17 for further information).

4. Stockholder Proposal.  The stockholder proposal regarding our classified Board structure requires the approval of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting to be approved. Management believes this stockholder proposal is no longer relevant given management’s proposal to declassify the Board. (See pages 18–19 for further information).

5. Management Proposal.  Management’s proposal to amend our Certificate of Incorporation in order to declassify our Board requires the approval of holders of a majority of our outstanding shares to be approved. (See page 20 for further information).

6. Any Other Matter.  Any other matter that properly comes before the Meeting will require the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the Meeting.

Q:	How is my proxy voted on matters not identified on the proxy card or in this Proxy Statement?

A:	The Board of Directors presently knows of no other matters to be presented for action at the Meeting. Neither did the Company receive timely notice of any nomination for a director pursuant to the Bylaws of the Company, nor did it receive by February 12, 2008 notice of any other matter intended to be raised by any stockholder at the Meeting. Accordingly, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, The Bank of New York Mellon Corporation, at 1-877-205-0970.

Q:	Who may attend the Meeting?

A:	All stockholders as of the Record Date are invited to attend, although seating may be limited.

Q:	Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

A:	The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone, facsimile or other electronic communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

Q:	Under what circumstances may the Meeting be adjourned?

A:	Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.

Q:	When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2009 Annual Meeting?

A:	Proposals of the Company’s stockholders intended to be presented at the Company’s 2009 Annual Meeting of Stockholders must be received by the Company no later than December 16, 2008 to be included in the Company’s proxy statement and form of proxy relating to the 2009 Annual Meeting. Any proposal should be addressed to Senior Vice President, General Counsel and Corporate Secretary, R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, and should be sent by certified mail, return receipt requested. The Company also accepts nominations from stockholders for directors of the Company (see “Board of Directors — Corporate Governance Matters” beginning on page 25, “Other Information — How to Nominate Members of the Board of Directors” and “— How to Raise a Matter at a Meeting” on page 68.)

PROPOSALS TO BE VOTED UPON

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors of the Company is presently comprised of nine members and is divided into three classes. At the Meeting, Michael P. Connors, Thomas J. Reddin and David M. Veit, the Board of Directors’ nominees for Class III of the Board of Directors, are up for election to the Board. All presently serve as Class III Directors. If elected, they (or their successors as so appointed by the Board in accordance with the Company’s Bylaws) will each serve until the 2011 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. (See page 21 for more information regarding the nominees.) In the event that management’s proposal to amend our Certificate of Incorporation to declassify our Board is approved by stockholders at this Meeting and assuming the above-named nominees are elected, they will be the last class elected to a three year term. Hereafter, any Director up for election at any annual meeting following this Meeting will be elected for a term of only one year (or until their respective successors are duly elected and qualified), such that at the 2011 Annual Meeting, the entire slate of Directors will be elected for a one year term (or until their respective successors are duly elected and qualified).

In April 2006, the Company’s Board of Directors approved an amendment to the Company’s Bylaws to require Directors to be elected by a majority of the votes cast with respect to that Director in uncontested elections (the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director). Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting, shares voting “abstain” and broker non-votes, if any, are not counted for purposes of the election of Directors. In a contested election (a situation in which the number of nominees exceeds the number of Directors up for election), the standard for election will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. In such a contested election, only shares that are votes in favor of a nominee will be counted in determining whether a nominee has achieved a plurality of the votes cast for that particular position. The Company does not anticipate a contested election at the Meeting.

If a nominee who is serving as a Director is not elected at the Meeting, under Delaware law that Director would continue to serve on the Board of Directors as a “holdover director.” Under the Company’s Bylaws, however, any Director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Company’s Corporate Governance Committee would then promptly consider the resignation offer and make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors is required to act on that recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Any Director who tenders his or her resignation pursuant to this Bylaw provision will not participate in the Corporate Governance Committee’s recommendation or Board’s action regarding whether to accept the resignation offer. If a nominee who was not already serving as a Director of the Company is not elected at a meeting of stockholders to elect Directors, that nominee would not become a Director and would not serve on the Board of Directors as a “holdover director.” All nominees for Class III members of the Board of Directors currently are serving on the Board.

Each nominee elected as a Director at the Meeting will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy “for” the election of the nominees for Class III members of the Board of Directors. As previously discussed, if you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors, even if the record holder does not receive voting instructions from you.

The Company expects each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of Directors serving on the Board in accordance with the Company’s Bylaws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

It is proposed that the stockholders ratify the appointment by the Audit and Finance Committee of the Board of Directors of KPMG LLP (“KPMG”), as the independent registered public accounting firm for the Company, for the year ending December 31, 2008.

Dex Media, Inc. (“Dex Media”) historically had retained KPMG as its independent registered public accounting firm. In light of the re-composition of the Board and the Audit and Finance Committee following the Dex Media merger, as well as the dramatic increase in the size of the Company and the percentage of the Company’s operations following the Dex Media merger that represented the former Dex Media operations, the Audit and Finance Committee engaged in a comprehensive assessment of both PwC (as defined below) and KPMG following the Dex Media merger. Following that comprehensive assessment, on March 31, 2006, the Committee appointed KPMG as the Company’s independent registered public accounting firm for 2006 and dismissed PwC as the Company’s independent registered public accounting firm. The Audit and Finance Committee formally engaged KPMG on April 19, 2006 after KPMG concluded its standard client evaluation procedures. In February 2007, the Committee appointed KPMG the Company’s independent registered public accounting firm for 2007, and the Company’s stockholders ratified that appointment in May 2007. On February 26, 2008, the Committee appointed KPMG the Company’s independent registered public accounting firm for 2008, and is hereby submitting that appointment for ratification by the Company’s stockholders.

The reports of PricewaterhouseCoopers LLP (“PwC”), the Company’s principal accounting firm for 2005, on the Company’s financial statements for the fiscal years ended December 31, 2004 and December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Company’s two fiscal years ended December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its reports on the financial statements for such periods. During the Company’s fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Prior to the Dex Media merger, KPMG had been engaged by Dex Media’s audit committee as Dex Media’s independent registered public accounting firm for the fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through January 31, 2006. During the fiscal years ended December 31, 2004 and December 31, 2005 and the interim period from January 1, 2006 through March 31, 2006, neither the Company nor anyone on its behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company has provided each of PwC and KPMG with a copy of the foregoing disclosures and has given each of them the opportunity to provide a statement to be included in this Proxy Statement if either firm believes the foregoing disclosures are incorrect or incomplete. Neither PwC nor KPMG has expressed any disagreement with the foregoing disclosures.

The Company expects representatives of KPMG to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire. See pages 29–30 for the Report of the Audit and Finance Committee on Financial Reporting for certain information that may be relevant to the selection of the independent registered public accounting firm, including disclosure of certain non-audit services (and of related audit and non-audit fees) provided to the Company. The disclosure below under the caption “Board of Directors — Committees of the Board of Directors — Audit and Finance Committee” regarding Committee approval of audit and non-audit services and within the “Report of the Audit and Finance Committee on Financial Reporting” regarding audit and non-audit services and related fees is incorporated by reference herein.

Ratification by the stockholders of the appointment of the Company’s independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by the Company’s organizational documents, but the Audit and Finance Committee is submitting this matter to stockholders for ratification as a corporate governance practice. Ultimately, the Audit and Finance Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2008.

PROPOSAL 3:

APPROVAL OF EXCHANGE PROGRAM FOR
CERTAIN OUTSTANDING STOCK OPTIONS AND SARS

At the Meeting, stockholders will be asked to approve a program under which our current employees will be permitted to surrender certain presently outstanding stock options and stock appreciation rights (“SARs”), with exercise prices substantially above the current market price of our common stock, in exchange for fewer new SARs, with new vesting requirements and an exercise price equal to the fair market value of our common stock on the grant date (the “Exchange Program”).

The Board of Directors believes that implementing the Exchange Program is critical to our future success due to the need to retain and motivate employees who operate our business and whose energy and dedication will be needed to generate growth in revenues and earnings, thereby creating shareholder value. The Board believes that the Exchange Program will also further enhance shareholder value by substantially reducing the present total number of shares subject to outstanding options and SARs, thereby reducing present overhang and potential future dilution.

The Exchange Program will provide a one-time opportunity to approximately 1,600 current employees to elect to surrender outstanding stock options and SARs having exercise prices no less than $10 per share in exchange for new SARs covering fewer shares with new vesting requirements and an exercise price equal to fair market value of our common stock on the grant date, which will be the closing date of the Exchange Offer (as defined below). Our outstanding awards eligible for the Exchange Program have a weighted average exercise price more than eight times above the present market value of our common stock. Substantially all of our outstanding options and SARs granted before 2008 would be eligible to participate in the Exchange Program.

The Exchange Program will be made available to employees in our Business.com subsidiary who had their outstanding equity awards assumed in the acquisition based upon a $60 common stock price, and thus have lost significant value. The Exchange Program will also be made available to our executive officers, although in the case of certain members of senior management, including all NEOs (as defined below), their new SARs will be subject both to new vesting requirements and to additional performance conditions described below, each of which are subject to acceleration upon the occurrence of certain events, including involuntary termination of employment and upon a change in control of the Company as described below. The Exchange Program will not be made available to our non-employee directors.

We presently expect that an employee electing to participate in the Exchange Program will receive, on average, one new SAR for every 3.7 shares underlying any outstanding awards surrendered into the Exchange Program; provided that in no event shall the weighted average exchange ratio under the Exchange Program exceed 1 to 3.7.

The SARs granted in the Exchange Program will have a seven-year term and a three-year vesting schedule, subject to accelerated vesting upon the occurrence of certain events, including involuntary termination of employment and, in some cases, upon a change in control of the Company. Because the new SARs granted to holders in the Exchange Program likely will have a higher aggregate fair value, based upon the Black-Scholes option valuation methodology, than the aggregate fair value of the surrendered awards, we expect that we will recognize compensation expense under FAS 123R (as defined below) over the three year vesting period of the new SARs. The amount of this compensation expense will be determinable only at the time new SARs are issued and their grant price is known, but we currently expect the expense to be in the range of approximately $2.7 million (based upon a $5.00 per share grant price) to $5.1 million (based upon a $10.00 per share grant price).

Background

The sharp decline in the market price of our common stock since mid-2007 has left virtually all of the outstanding options and SARs held by our employees largely valueless since the exercise price of those outstanding awards far exceeds the present market price of our common stock (hereinafter referred to as “out of the money” or “underwater”). Our outstanding stock options and SARs eligible for the Exchange Program have a weighted average exercise price more than eight times above the present market value of our common stock. Prior to 2008, we have depended almost exclusively upon these awards as the sole long term incentive vehicle for our employees, including our executive officers.

Unfortunately, the recent decline in our stock price has substantially eliminated the incentive and retention value of these outstanding options and SARs. We believe this is particularly true of our newest employees in our Business.com subsidiary who had their outstanding equity awards assumed by us based upon the $60 per share transaction price that reflected our prevailing market price at the time of that transaction.

We believe the Exchange Program will address these incentive and retention issues because we expect the new SARs to be granted in the Exchange Program, in view of their three-year vesting schedule and potential for future appreciation in value, will serve as a powerful inducement to our employees to continue their employment with us and to provide dedicated service to the Company to help us to achieve our growth objectives. The Exchange Program is designed to restore the incentive value of our equity award program by providing employees with an opportunity to exchange deeply underwater options and SARs for new SARs covering fewer shares, but with an exercise price based on the current, dramatically lower market price, and requiring another three years of future service in order to fully vest. In effect, the Exchange Program will enable us to realign the exercise prices of previously granted awards with the current value of our common stock, so that outstanding equity awards once again become important tools to help motivate and retain our existing employees by maintaining the competitiveness of our compensation program. The Exchange Program will not restore any of the lost in-the-money value of any employee’s existing options or SARs, but will provide an opportunity to participate in future shareholder value creation through appreciation in our stock price. At the same time, the Exchange Program will substantially reduce the aggregate number of shares reserved for outstanding options and SARs immediately following the grant of new SARs, and surrendered shares will again become available for future grants, which should obviate the need to seek stockholder approval for additional shares under the 2005 Plan for at least a couple more years.

Under New York Stock Exchange rules and the terms of the 2005 Stock Award and Incentive Plan (the “2005 Plan”), the Exchange Program will constitute a “repricing” that requires stockholder approval — thus, this Proposal 3.

SARs are equity awards that are economically identical to options. Like an option, an SAR is granted covering a specified number of shares, with a specified exercise price at the grant date. The employee can exercise the SAR, once it has vested, and receive the value of each underlying share at the date of exercise less the exercise price. Our SARs are stock-settled SARs. Accordingly, at exercise, the aggregate net value is converted into a number of shares based on the current market price of our common stock, and this number of shares is delivered to the employee (less any applicable tax withholding). Given an option for 100 shares and an SAR for 100 shares with each having the same exercise price, the number of shares realized by exercise of the SAR at a given date would be identical to the net shares retained if the option were exercised on a “net” basis, by having us retain option shares to cover the exercise price. Although SARs are identical economically to options from the employee’s perspective, the exercise of SARs results in fewer shares outstanding and less dilution to our stockholders. That is the primary reason we are utilizing SARs in the Exchange Program to replace surrendered awards.

Terms of the Exchange Program

Committee Sets Exchange Program Terms.  If stockholders approve the Exchange Program, the Compensation and Benefits Committee of the Board of Directors (the “Committee”) will determine whether or not and when to implement the Exchange Program and the final terms of the Exchange Program. The Exchange Program will be effectuated by means of a formal offer to eligible employees to exchange certain outstanding options and SARs for new SARs, subject to the terms and conditions set forth in the “tender offer” documents and related materials to be filed with the Securities and Exchange Commission (“SEC”) and distributed to eligible employees (the “Exchange Offer”). This Exchange Offer will provide to eligible employees a one-time opportunity to exchange their eligible options and SARs for new SARs with a seven-year term covering a lesser number of shares and subject to a new three-year vesting schedule, but with an exercise price equal to the fair market value of our common stock on the grant date, which will be the closing date of the Exchange Offer.

We currently expect that, if our stockholders approve this proposal, the Committee will establish the final terms of the Exchange Program and commence the Exchange Offer as soon as reasonably practicable following the Meeting. However, whether or not to commence the Exchange Offer and its timing would remain in the discretion of the Committee. Stockholder approval of this Proposal 3 would authorize the Committee to commence the Exchange Offer at any time before the 2009 Annual Meeting of Stockholders. If the Exchange Offer were not commenced by that time, further stockholder approval would be required in order to pursue an Exchange Program thereafter.

We currently expect to effectuate the Exchange Program through a single Exchange Offer, although we may elect to effectuate the Exchange Program through more than one Exchange Offer so long as all such Exchange Offers commence before the 2009 Annual Meeting of Stockholders. In no event would we make more than one Exchange Offer with respect to any tranche of outstanding options or SARs.

New SARs Granted Under 2005 Plan; Relation to Other Plans.  All new SARs granted in the Exchange Program will be granted under the 2005 Plan. As permitted under the 2005 Plan, options and SARs originally granted under other stock award plans by companies subsequently acquired by the Company (including Dex Media, Inc. and Business.com, Inc.), which awards were assumed by us in the respective acquisitions and converted into awards denominated in our common stock (“Assumed Awards”), will be treated as awards subject to the 2005 Plan for purposes of the Exchange Program. Such Assumed Awards nevertheless remain subject to the terms and conditions of the underlying plans and award agreements under which the awards were originally granted, except to the extent that we have subsequently modified the awards. Shares related to surrendered options and SARs (including Assumed Awards) will be deemed to be cancelled under the 2005 Plan and will become available for future grant under and in accordance with the 2005 Plan. These newly available shares will be utilized both for the new SARs to be granted in the Exchange Program and for other future awards under the 2005 Plan. At March 21, 2008, 8.4 million shares were subject to outstanding options and SARs granted to employees and non-employee directors under the 2005 Plan and predecessor plans of the Company, as well as Assumed Awards. If the Exchange Program were implemented (and the Committee did not exclude any otherwise eligible tranches of existing awards), outstanding options and SARs (including Assumed Awards) covering approximately 6.2 million shares of our common stock, or 74% of the total outstanding awards (including Assumed Awards), would be eligible for participation in the Exchange Program.

Eligible Employees; Participation by Executive Officers; Performance Conditions for Senior Management.  All current employees of the Company and its subsidiaries, including our executive officers (with certain members of senior management, including all NEOs, being subject to certain performance conditions set forth below), holding eligible options and SARs will be eligible to participate in the Exchange Program, unless otherwise determined by the Committee. Non-employee directors of the Company will not be eligible to participate, nor will former employees holding otherwise eligible options and SARs. At March 21, 2008, we had approximately 1,600 employees who held outstanding options and SARs eligible for the Exchange Program.

The Board and Committee have determined to permit participation in the Exchange Program by our executive officers because they have been subject to Company-imposed restrictions and other circumstances that have limited or discouraged their exercise of outstanding awards in recent years (as detailed below) and for the following other reasons:

•	In three instances, in 2003, 2004 and 2005, our executive officers voluntarily waived the accelerated vesting of all of their outstanding awards that otherwise would have resulted from transactions that constituted a “Change in Control” under the 2005 Plan and their award agreements.

•	The Board imposed share ownership guidelines on executive officers that strongly encouraged retention of vested, in-the-money options and SARs.

•	The Board imposed trading restrictions on executive officers that limited the value of shares that could be sold by an executive officer to 10% of his or her total holdings in any given year, which substantially constrained executive officers from realizing substantial value through the exercise of outstanding options and SARs.

•	When certain outstanding SARs neared their specified price-appreciation cap in May 2007, we advised holders that the Committee intended to provide additional awards in 2008 to those still holding original awards at that time, which may have had the unintended effect of unduly encouraging such holders to refrain from exercising those particular awards in May 2007 when our stock price was over $80 per share.

•	Our executive officers may be subject to competing offers of employment with new attractive long-term incentive opportunities while our grants are underwater without any material retention or incentive value.

In light of these unique circumstances, the Board and Committee believe that it is equitable to include executive officers in the Exchange Program. Equally important, the Board and Committee believe it is in the best interests of the Company and its stockholders to permit executive officers to participate in the Exchange Program since the new SARs granted in the Exchange Program will likely provide much stronger incentives than the existing awards to remain in our service at a critical time in the Company’s development and to take actions that drive revenue growth, profitability and our other business objectives, and thereby create shareholder value. The Exchange Program will not restore any of the lost in-the-money value of any executive officer’s existing options or SARs, but will provide an opportunity to participate in future shareholder value creation through appreciation in our stock price.

That said, the Committee also believes it is equitable and in the Company’s and its stockholders’ best interests to condition the exercisability of the new SARs granted to certain members of senior management, including all of the named executive officers listed under “Director and Executive Compensation — Executive Compensation” later in this Proxy Statement (“NEOs”), upon the achievement of the following stock price appreciation targets, in addition to the three year service-based vesting requirements for all new SARs: (a) the first vested tranche of new SARs shall not be exercisable by any specified officer until the Company’s stock price equals or exceeds $20 per share; (b) the second vested tranche of new SARs shall not be exercisable by any specified officer until the Company’s stock price equals or exceeds $30 per share; and (c) the third and final vested tranche of new SARs shall not be exercisable by any specified officer until the Company’s stock price equals or exceeds $40 per share. These share price appreciation conditions will be deemed satisfied if at any time during the life of the new SARs the average closing price of the Company’s common stock during any ten consecutive trading days equals or exceeds the specified target stock price; provided, however, that otherwise vested SARs that do not become exercisable prior to their expiration date due to the failure to achieve these performance conditions shall terminate unexercised.

These performance conditions to exercisability of the new SARs shall be deemed satisfied prior to achievement of the respective stock price appreciation targets, as follows: in the event of (a) involuntary termination of a specified officer by the Company without Cause or voluntary termination by a specified officer for Good Reason, (b) a Change in Control of the Company, or (c) death, disability or retirement of a specified officer, the next higher stock price appreciation target shall be deemed satisfied such that new SARs previously not subject to exercise by virtue of not yet having satisfied the next higher stock price appreciation target shall become immediately exercisable. As such, these events effectively accelerate the exercisability of one-third of the total new SARs granted to each specified officer if any stock price appreciation target has yet to have been met at that time. In the event of involuntary termination of a specified officer by the Company without Cause or voluntary termination by a specified officer for Good Reason within two years following a Change in Control, all stock price appreciation targets shall be deemed satisfied such that all new SARs shall be immediately exercisable. Service-based vesting of the new SARs will be accelerated in full under each of the foregoing circumstances as described below under “-Exercise Price, Grant Date, Expiration Date and Vesting Terms of New SARs.” Cause, Change in Control and Good Reason have the meanings given to them under any specified officer’s employment agreement with the Company, or if none, the Company’s severance plan applicable to such specified officer.

Exercise Price, Grant Date, Expiration Date and Vesting Terms of New SARs.  Each new SAR granted in the Exchange Program will have an exercise price equal to the average of the high and low market prices of our common stock on the trading day immediately preceding the grant date. The grant date will be the closing date of the Exchange Offer as specified in the tender offer documents. The new SARs will have a stated expiration date of seven years after the grant date. These new SARs will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date. This new vesting period will apply to each new SAR regardless of whether the surrendered options and SARs were already vested or the vesting schedule of those surrendered awards. Vesting of the new SARs will be subject to acceleration in cases in which (a) we terminate the employment of a holder for reasons other than “cause” or a specified officer has Good Reason to terminate his or her employment, in either case, within two years after a change in control of the Company, or (b) a holder’s employment terminates due to death, disability or retirement. For specified officers, vesting will also be subject to acceleration upon a change in control of the Company. In the case of termination of a holder by the Company for “cause” or voluntary termination by a holder, the new SARs will be immediately cancelled and forfeited. Once vested, assuming new SARs are not forfeited in accordance with the preceding sentence, the new SARs will be subject to exercise for a period of one-year following termination of employment, but in no event following the expiration date. Most of the options and SARs eligible for surrender provide for a shorter post-termination exercise period, typically 90 days, in the case of involuntary termination.

Outstanding Options and SARs Eligible for the Exchange Program.  Outstanding stock options and SARs having an exercise price no less than $10 per share, will be eligible for the Exchange Program, except that (a) the SARs granted in March 2008 will not be eligible to participate in the Exchange Program, and (b) the Committee may specify particular tranches of options and SARs that would be excluded from the Exchange Program. Other outstanding stock awards, including restricted stock units, are not eligible for the Exchange Program. Our outstanding awards eligible for the Exchange Program have a weighted average exercise price more than eight times above the present market value of our common stock. As of March 21, 2008, we had a total of 8.4 million shares reserved for outstanding options and SARs, including Assumed Awards. If the Exchange Program were implemented (and the Committee did not exclude any otherwise eligible tranches of existing awards), outstanding options and SARs (including Assumed Awards) covering approximately 6.2 million shares of our common stock, or 74% of the total outstanding awards (including Assumed Awards), would be eligible for participation in the Exchange Program. The exercise prices of these eligible outstanding options and SARs range from $10.78 to $78.01. Eligible options and SARs ultimately will be determined at the time that the Committee approves the terms of the Exchange Offer.

Determination of Exchange Ratio.  The Committee will set the ratio of the number of new SARs to be granted in exchange for the surrender of specific tranches of options and SARs at the time the Committee approves the Exchange Offer. The Committee reviewed illustrative terms for the Exchange Program in developing this Proposal with separate exchange ratios for each outstanding group of options or SARs with a different exercise price or expiration date (each a separate “tranche”). Based on this modeling, the Committee authorized this Proposal with a maximum weighted average exchange ratio of 1 new SAR for every 3.7 shares underlying outstanding awards. In modeling the Exchange Program at this maximum level, exchange ratios for specific tranches ranged from a high of 1 to 1.5 and a low of 1 to 122. When the Committee approves the final terms of the Exchange Offer, a separate exchange ratio will be set for each separate tranche of outstanding awards by the Committee taking into account such factors as the Black-Scholes value of the surrendered awards and the new SARs to be granted in the Exchange Program, as well as the exercise price and remaining life of each such tranche, and such other considerations as the Committee deems advisable to ensure that the Exchange Program accomplishes its intended objectives.

Once the Committee has set the exchange ratios under the Exchange Program, changes in the market price of our common stock, as well as interest rates and the market volatility of our stock price, between the commencement date of the Exchange Offer, at which time the exchange ratio will be set, and the closing date of the Exchange Offer, at which date the exercise price of the new SARs will be set, could affect the ratio of the fair value of surrendered awards to the fair value of the corresponding new SARs (based upon Black-Scholes value). However, generally increases in the market price of our common stock during that period would increase the fair values of both the surrendered awards and the new SARs, and decreases in the market price of our common stock during that time would decrease the fair values of both the surrendered awards and the new SARs.

Accounting Consequences.  Under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (“FAS 123R”), the grant of new SARs with a fair value in excess of the aggregate fair value of the surrendered awards would result in additional compensation expense to us. The amount of this expense, if any, will be determinable only at the time new SARs are granted at the closing date of the Exchange Offer. If the Exchange Program had been consummated at March 21, 2008, assuming a full exchange of all eligible options and SARs at the exchange ratios currently anticipated by the Committee (a weighted average exchange of 3.7 outstanding awards for each new SAR), and a grant price of $5.00 per share for the new SARs, approximately $2.7 million (approximately $5.1 million if we assume a $10.00 per share grant price of the new SARs) of additional compensation expense would be recognized over the three-year service period of the new SARs (subject to any accelerated vesting of the new SARs). The compensation expense related to surrendered outstanding awards will continue to be recognized over the original service period of those awards, but will not be accelerated by the Exchange Program.

In the Committee’s modeling of the Exchange Program, for compensation purposes, the fair values of outstanding options and SARs and of the new SARs to be granted in the Exchange Program were calculated based on the following assumptions:

For outstanding options and SARs to be surrendered in the Exchange Program — Exercise price equal to each grant’s original exercise price, fair market value of $5.00 per share, expected holding period equal to remaining life of the original grants, expected volatility ranging from 76% to 87% depending upon the expected holding period, and risk-free interest rate ranging from 1.5% to 3.3% depending upon the expected holding period. Volatility and other inputs for modeling the Exchange Program for compensation purposes were measured at various dates during March 2008, and not in all cases solely as of March 21, 2008.

For new SARs to be granted in the Exchange Program — Fair market value and exercise price of $5.00 per share, expected holding period of five years, expected volatility of 85%, and risk-free interest rate of 2.3%, as well as a 12% discount factor for SARs granted to specified officers with market price exercise limitations, as determined by a major investment banking firm using a trinomial tree model.

For purposes of estimating the expected FAS 123R compensation expense for new SARs granted in the Exchange Program, the estimated fair values of SARs to be granted in the Exchange Program were compared to the estimated fair values of the existing outstanding options and SARs to be surrendered in the Exchange Program immediately prior to the anticipated exchange, with any incremental fair value representing additional compensation expense to be recognized over the three-year vesting period of the new SARs. The following assumptions were used to determine these fair values:

For outstanding options and SARs to be surrendered in the Exchange Program — Exercise price equal to each grant’s original exercise price, fair market value of $5.00 and $10.00 per share, as the case may be, expected holding period equal to remaining life of the original grants, expected volatility ranging from 47% to 196% depending upon the expected holding period, and risk-free interest rate ranging from 1.5% to 3.3% depending upon the expected holding period.

For new SARs to be granted in the Exchange Program — Fair market value and exercise price of $5.00 and $10.00 per share, as the case may be, expected holding period of four years, expected volatility of 60%, risk-free interest rate of 2.0%, as well as a 42% (13% at a $10.00 per share exercise price) discount factor for SARs granted to specified officers with market price exercise limitations, as determined by a major investment banking firm using a trinomial tree model.

The current volatility of our common stock, as calculated for purposes of determining the fair value of outstanding options and SARs and the fair value of the new SARs for compensation (as opposed to accounting) purposes, is substantially higher than our volatility assumptions for compensation purposes in the past (in the 25% range). The methodology used for computing our volatility assumptions for compensation purposes is the same methodology used in the past — our methodology has not changed at all, only the volatility of our stock price has changed dramatically. This difference in volatility rates will result in exchange ratios more favorable (that is, will result in a higher number of new SARs granted) than would be the case if volatility assumptions used to compute fair value for compensation purposes were based upon more historic volatility rates. The Committee retains discretion to set the exchange ratios to reflect what it deems to be an appropriate fair value for compensation purposes and such other considerations it deems advisable to ensure that the Exchange Program accomplishes its intended objectives, provided that the weighted average exchange ratio will not exceed 1 new SAR for every 3.7 shares underlying surrendered awards.

The dilutive impact of the new SARs in calculating fully diluted earnings per share (“EPS”) will vary from the dilutive impact of the surrendered options and SARs. Given the dramatically lower exercise price of the new SARs, it is very likely that the new SARs will result in dilution to EPS at times when the surrendered options and SARs would not have resulted in EPS dilution since they would have remained out-of-the money. Conversely, the new SARs on far fewer shares will result in less dilution to EPS than would the surrendered awards at times if and when the surrendered awards would have been “in-the-money.”

Illustration of Exchange Program.  The following table shows how the Exchange Program would be implemented assuming that, on March 21, 2008, the Committee had authorized the Exchange Offer to the fullest extent that would be permitted upon stockholder approval of this Proposal 3 at the exchange ratios currently anticipated by the Committee (a weighted average exchange of 3.7 outstanding awards for each new SAR). At that date, the fair market value of our common stock (based on the average of the high and low trading prices on the previous trading day) was $4.71 per share.

Illustration of Exchange Program-Pro Forma as of March 21, 2008 (000s)
Outstanding Options and SARs (including Assumed Awards)				Estimated Pro Forma
	No. of		Weighted Average	Weighted Average	New SARs
Range of	Options/SARs		Remaining	Exchange Ratio	Estimated
Exercise	Eligible for	Percent	Contractual Life	(New SARs to	Number	Exercise
Prices	Exchange	Exercisable	(In Years)	Surrendered Awards)	Granted	Price

Named Executive Officers
$15.31 - $74.31	3,137.5	84%	3.4	1 to 4.1	764.7	$5.00

All Other Participants
$10.78 - $78.01	3,066.8	69%	4.3	1 to 3.4	891.2	$5.00

Total
$10.78 - $78.01	6,204.2	77%	3.9	1 to 3.7	1,655.9	$5.00

As illustrated by the above table, we expect that high rates of participation in the Exchange Program would substantially reduce the number of shares subject to outstanding options and SARs. If the Exchange Program were implemented as illustrated, and assuming maximum participation by employees, the effect of the Exchange Program would be to reduce (a) the number of shares underlying options and SARs by approximately 4.6 million shares, a 55% reduction, and (b) the number of outstanding options and SARs as a percentage of our outstanding common stock from 12.3% to 5.6%, calculated as of March 21, 2008. To the extent that the shares underlying the surrendered options and SARs (including Assumed Awards) would exceed the shares subject to new SARs, as is certain to be the case, such excess shares would be available for future awards under the 2005 Plan. Based on the assumptions used in the illustration above, the number of shares available for future grants under the 2005 Plan (including those resulting from surrender of Assumed Awards) would increase from 0.6 million to 5.1 million, an increase from 0.8% to 7.5% of the outstanding common stock. Accordingly, overhang and future dilution may not be significantly reduced by this Exchange Program, although, if approved by stockholders, the Exchange Program should obviate the need to seek stockholder approval for additional shares under our 2005 Plan for at least a couple more years. These calculations of percentages of the outstanding class are based on actual shares outstanding (without adding to the outstanding figure those shares issuable upon exercise of outstanding options and SARs) as of March 21, 2008.

Participation in the Exchange Program will be voluntary on the part of employees, and we will not make any recommendation to employees as to whether or not they should participate. In addition, the exchange ratios may differ from those shown in the table above because the Committee will take into account in setting the exchange ratios the fair value of the outstanding options and SARs and of the new SARs as of the time that the Committee approves the Exchange Offer, which fair values are subject to change based upon, among other things, the volatility of our stock price between now and that time. The ratios could also vary from those shown above since the Committee will also take into account such other considerations it deems advisable to ensure that the Exchange Program accomplishes its intended objectives. Therefore, the actual results of the Exchange Program in terms of reducing the number of outstanding options and SARs and increasing the number of shares available for future grants under the 2005 Plan may differ from that shown in the above table. The above table illustrates the effects of maximum participation, based on the assumed exchange ratios shown above.

Other Terms of Exchange Offer.  If the Exchange Offer is approved and effectuated, employees will be given at least 20 business days to decide whether to surrender eligible options and SARs in exchange for fewer unvested new SARs in the Exchange Offer. The eligible options and SARs tendered for cancellation under the Exchange Offer will be cancelled on the specified closing date, unless we elect, in our sole discretion, not to accept any or all of such tendered options and SARs. The grant date for the new SARs would be the closing date of the Exchange Offer. If an employee surrenders any outstanding options and SARs from a particular grant, all outstanding options and SARs under that grant must be surrendered. The Committee may determine to require an employee to tender all eligible options and SARs in the Exchange Program as a condition of participation.

Participation in the Exchange Offer will be voluntary on the part of employees, and we will not make any recommendation to employees as to whether or not they should participate. Any employee who chooses not to participate with respect to any tranche of outstanding awards would continue to hold his or her outstanding options and/or SARs in that tranche subject to the existing terms and conditions of those awards.

In the case of an employee stockholder, voting in favor of this Proposal 3 at the Meeting does not constitute an election with respect to participation in the Exchange Offer.

Potential Modifications of Terms.  The terms of the Exchange Offer will be described in tender offer documents that will be filed with the SEC and distributed to eligible employees. It is possible that the SEC will require modification of the terms of the Exchange Offer, in which case we will make such required modifications. In any case, we reserve the right, in our sole and absolute discretion, to suspend, modify or terminate the Exchange Offer at any time for any reason prior to the closing date, except that a modification that would materially increase our cost of the Exchange Program, broaden eligibility or otherwise materially adversely impact dilution to stockholders, or that otherwise would require stockholder approval under applicable rules of the NYSE, will be subject to the further approval of our stockholders.

U.S. Federal Income Tax Consequences.

We believe that under current law the following Federal income tax consequences generally would arise with respect to the Exchange Program. The following provides only a general description of the application of federal income tax laws to the Exchange Program. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Exchange Program, as the consequences may vary with the types of awards surrendered or made, the identity of the participants, and the method of settlement. The summary does not address in any detail the effects of other federal taxes (including possible “Golden parachute” excise taxes) upon the new SARs or taxes imposed under state, local or foreign tax laws in connection with the Exchange Program or the new SARs.

The exchange of eligible options and SARs for new SARs should be treated as a non-taxable exchange, so that no income should be recognized for U.S. federal income tax purposes by us or by the participating employee upon the grant of the new SARs. Upon exercising an SAR, the employee must generally recognize ordinary income equal to the fair market value of the shares received. A disposition of shares acquired upon exercise of an SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the amount that the participant recognized as ordinary income in connection with the SAR’s exercise. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an SAR, but no tax deduction relating to a participant’s capital gains.

If any outstanding option surrendered in the Exchange Program were an incentive stock option, the new SAR, as a non-qualified award, would not preserve the potential tax advantages of the incentive stock option. Many of the outstanding Business.com Assumed Awards are incentive stock options.

New Plan Benefits Under the 2005 Plan.

The number of new SARs that will be granted under the 2005 Plan pursuant to the Exchange Program cannot be determined at this time. If stockholders decline to approve the Exchange Program, the Exchange Program will not be effectuated. In any event, the 2005 Plan, as previously approved by stockholders, will remain in effect.

Vote Required to Approve Proposal

The approval of this Proposal 3 will require the affirmative vote of the holders of a majority of the shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal at the Meeting, and the affirmative vote of a majority of votes cast on the proposal provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

With respect to this Proposal 3, if a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

Management (but not the non-employee directors) has an interest in this Proposal 3 since they are eligible participants under the Exchange Program.

THE BOARD OF DIRECTORS CONSIDERS THE APPROVAL OF THE EXCHANGE PROGRAM TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE EXCHANGE PROGRAM AT THE MEETING.

PROPOSAL 4:

STOCKHOLDER PROPOSAL REGARDING CLASSIFIED BOARD STRUCTURE

Mr. Nick Rossi, as Custodian for Katrina Wubbolding, P.O. Box 249, Boonville, CA 95415, who holds 120 shares of the Company’s common stock, has submitted notice of his intention to present the following proposal at the Meeting and has furnished the following statements in support of his proposal.

4 — Elect Each Director Annually

RESOLVED:  Shareholders request that our Directors take the steps necessary to adopt annual election of each director in the most expeditious manner possible, in compliance with applicable law and in a manner so that each director shall have a term of equal length from the date of first implementation to the greatest extent possible.

This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for formal adoption of this proposal topic. Also for such transition solely through direct action of our board if such transition is in compliance with applicable law.

This topic won our overwhelming 79%-support at our 2007 annual meeting. This topic also won a 69% yes-vote average at 44 major companies in 2007.

The Council of Institutional Investors www.cii.org recommends adoption of annual election of each director and the adoption of shareholder proposals upon receiving their first majority vote. One proxy advisory service recommend no-votes for directors who do not adopt a shareholder proposal after winning its first majority vote.

Hopefully our company is not headed for the same category as FirstEnergy (FE), a serial ignorer of majority shareholder votes. As a result each FirstEnergy director candidate received 27% to 39% in opposing votes at the 2007 FirstEnergy annual meeting.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them. Source: “Take on the Street” by Arthur Levitt.

Nick Rossi, Boonville, California, who submitted a number of proposals on this topic, said the merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following issues were reported (and certain concerns are noted):

•	We had no Independent Chairman — Independent oversight concern.

•	We were allowed to vote on individual directors only once in 3 years — Accountability concern.

•	No shareholder right to:

1. Cumulative voting.

2. To act by written consent.

•	Our directors redeemed our poison pill in May 2006. However, our directors can adopt a new poison pill and prevent us from ever voting on it.

The above concerns shows there is room for improvement and reinforces the reason to encourage our directors to respond positively to our 79% supporting vote and again vote yes:

Elect Each Director Annually
Yes on 4

MANAGEMENT’S STATEMENT IN OPPOSITION TO PROPOSAL 4

Your Board of Directors believes that this stockholder proposal is no longer relevant given management’s Proposal 5 to declassify our Board, and therefore unanimously recommends that you vote against it.

The affirmative vote of the stockholders holding a majority of the shares of common stock of the Company represented in person or by proxy at the Meeting is required to approve Proposal 4. If no voting instructions are given, the accompanying proxy will be voted against this proposal. Under New York Stock Exchange rules, brokers who hold street name shares cannot vote in their discretion on this proposal. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for purposes of Proposal 4, but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. Broker non-votes on Proposal 4, are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

PROPOSAL 5:

MANAGEMENT PROPOSAL TO DECLASSIFY OUR BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR the proposal to amend and restate our Restated Certificate of Incorporation, as amended, to provide for the annual election of Directors. Currently, the Board of Directors is divided into three classes, with Directors elected to staggered three-year terms. Each year, one class, or approximately one-third of the Directors, stands for election. If the proposed amendments to the Certificate of Incorporation are approved, Directors will be elected to one-year terms of office starting at the 2009 Annual Meeting of Stockholders. To ensure a smooth transition to the new Board structure, Directors currently serving terms that expire at the 2009 and 2010 Annual Meetings of Stockholders, as well as those elected at the 2008 Annual Meeting of Stockholders who will serve until the 2011 Annual Meeting, will serve the remainder of their respective terms. Thereafter (beginning in 2009), their successors will be elected to one-year terms (or until their respective successors are duly elected and qualified), such that at the 2011 Annual Meeting, the entire slate of Directors will be elected for a one year term (or until their respective successors are duly elected and qualified).

The Corporate Governance Committee and the Board of Directors, with the assistance of outside advisors, have carefully considered the advantages and disadvantages of maintaining the classified board structure in light of our current circumstances. The Committee and the Board considered that the staggered three-year terms of Directors are designed to provide stability and continuity in governance and ensure that, at any given time, a majority of the Directors serving on the Board are familiar with us and our business and strategic goals. Staggered terms also give new Directors an opportunity to gain knowledge about our business and strategies from experienced Directors and may assist us in attracting Director candidates interested in making a long-term commitment to us and our stockholders. A classified board structure also enhances the Board’s leverage to negotiate the terms of a proposed takeover or restructuring in a way that maximizes value for all of our stockholders.

The Corporate Governance Committee and the Board also considered the views of our stockholders regarding the classified Board structure, including the support of the holders of 65% of our outstanding common shares for the stockholder proposal to declassify the Board presented at the 2007 Annual Meeting of Stockholders. The Corporate Governance Committee and the Board also considered that some stockholders believe that a classified board structure reduces director accountability to stockholders and diminishes stockholder influence over a company’s policies. Finally, the Committee and Board considered that many U.S. public companies have eliminated their classified board structures in recent years in favor of annual director elections.

After weighing all of these considerations, the Corporate Governance Committee recommended to the Board the elimination of our classified Board structure. The Board of Directors has considered the proposed amendments to our Certificate of Incorporation that would provide for annual director elections and has declared them to be advisable. An Amended and Restated Certificate of Incorporation, reflecting these amendments to declassify our Board and certain other changes that further integrate and restate our Restated Certificate of Incorporation, is attached hereto as Annex A. The Board of Directors unanimously recommends a vote FOR this proposal to declassify the Board of Directors by amending and restating our Restated Certificate of Incorporation as set forth in this Amended and Restated Certificate of Incorporation.

In addition, the Board has approved corresponding changes to the Company’s Third Amended and Restated Bylaws to reflect the declassification of the Board, as well as certain other administrative changes, subject to stockholder approval of the Amended and Restated Certificate of Incorporation. These Fourth Amended and Restated Bylaws will become effective upon stockholder approval of this Proposal 5.

This Proposal 5 will be approved, and the proposed amendments to the Certificate of Incorporation adopted, upon the affirmative vote of the holders of a majority of our outstanding shares of our common stock. If no voting instructions are given, the accompanying proxy will be voted for this Proposal 5. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting, the shares are considered present at the Meeting for purposes of Proposal 5, but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THIS PROPOSAL.

BOARD OF DIRECTORS

NOMINEES

CLASS III — TERM EXPIRES AT THE 2011 ANNUAL MEETING

MICHAEL P. CONNORS	Director since January 2006

Mr. Connors, 52, has served as Chairman and Chief Executive Officer of Information Services Group Inc., a special purpose acquisition company focused on the information services industry, since July 2006. Prior to that, he served as Chairman and CEO of VNU Media Measurement and Information Group, an information and media company, which he created in 2001 by combining VNU’s media information, Internet, software and entertainment businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings, until June 2005. In addition to heading this unit, Mr. Connors served during 2003 and 2004 as Chairman of VNU World Directories, which included VNU’s Yellow Pages and directory businesses. Mr. Connors joined the Dex Media board as a director in May 2005 and became a director of the Company upon consummation of the Dex Media merger in January 2006. He presently serves on the board of Eastman Chemical Company and Information Services Group.

THOMAS J. REDDIN	Director since July 2007

Mr. Reddin, 47, is Chief Executive Officer of Gillett Evernham Motorsports, a NASCAR racing team, since February 2008. From 2005 until 2007, he was Chief Executive Officer of Lending Tree, LLC, a unit of InterActive Corp. that operates Home Loan Center, GetSmart.com, RealEstate.com, iNest and Domania. Before it was acquired by InterActive Corp., he served as President and Chief Operating Officer of Lending Tree and also as the company’s Chief Marketing Officer since 1999.

DAVID M. VEIT	Director since February 2003

Mr. Veit, 69, is retired Executive Director of Pearson plc, an international media and publishing company, a position he held from 1981 to 1998. He most recently served as Senior Advisor to Bain Capital Inc., a leading private investment firm, from 1998 to 2001. During that time, he served as Chief Executive Officer of two portfolio companies of Bain Capital, Bentley’s Luggage and Gifts and Jostens Learning Corporation. Mr. Veit serves as an independent Governor of The American Stock Exchange.

DIRECTORS CONTINUING IN OFFICE

CLASS II — TERM EXPIRES AT THE 2010 ANNUAL MEETING

ALAN F. SCHULTZ	Director since May 2005

Mr. Schultz, 49, has served as Chairman, President and Chief Executive Officer of Valassis Communications, Inc., a marketing services company, since 1998. Mr. Schultz currently serves on the board of Valassis Communications, Inc.

BARRY LAWSON WILLIAMS	Director since June 1998

Mr. Williams, 63, is retired General Managing Partner of Williams Pacific Ventures, Inc., a venture capital and real estate investment and consulting firm, at which he had served as President and a director between 1987 and 2007. Previously, he served as Interim President and Chief Executive Officer of the American Management Association International, a leading membership-based management development organization, from November 2000 to June 2001. Mr. Williams serves on the boards of CH2M Hill Companies, Ltd., Northwestern Mutual Life Insurance Company, PG&E Corp., Simpson Manufacturing Company and SLM Corporation.

EDWINA WOODBURY	Director since November 2004

Ms. Woodbury, 56, has served as Chief Executive Officer and President of The Chapel Hill Press, Inc., a local publishing company, since 1999. Previously, she held various positions at Avon Products, Inc., a cosmetics marketer, including Chief Financial and Administrative Officer. Ms. Woodbury also sits on the Board at RadioShack Corporation.

CLASS I — TERM EXPIRES AT THE 2009 ANNUAL MEETING

NANCY E. COOPER	Director since February 2003

Ms. Cooper, 54, has served as Executive Vice President and Chief Financial Officer of CA, Inc., a leading information technology management software company, since August 2006. Prior to that, she served as Senior Vice President and Chief Financial Officer of IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries, since 2001. Prior to that, she served as Chief Financial Officer at Reciprocal, Inc., a leading digital distribution infrastructure enabler, since 2000.

ROBERT KAMERSCHEN	Director since June 1998

Mr. Kamerschen, 72, has served as the Non-Executive Chairman of Survey Sampling International LLC since 2005, and is a private investor. In 1999, he retired as Chairman of ADVO, Inc., a leading full-service targeted direct mail marketing services company, a position he had held since 1989. He had been Chairman and Chief Executive Officer of DIMAC Corporation, a direct marketing services company, from October 1999 until 2002. Mr. Kamerschen currently serves on the boards of IMS Health Incorporated and MDC Partners Corporation.

DAVID C. SWANSON	Director since December 2001

Mr. Swanson, 53, has served as Chief Executive Officer of the Company since May 2002. He first became Chairman of the Board in December 2002, surrendered that position in January 2006 in connection with the Dex Media merger, and was re-appointed Chairman once again in April 2006. He served as President and Chief Operating Officer of the Company from December 2000 until May 2002.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board maintains the following standing committees:  the Audit and Finance Committee; the Compensation and Benefits Committee; and the Corporate Governance Committee. Each Committee was established pursuant to, and its activities are governed by a charter that is available on the Company’s website at www.rhd.com. Each Committee may delegate the authority granted to it under its charter to a subcommittee, in order to ensure compliance with legal and regulatory obligations, timely decision making or for other purposes. In addition, the Board maintains its Corporate Governance Guidelines and the Company’s Policy on Business Conduct at that website. See “— Corporate Governance Matters” below.

Audit and Finance Committee

The Audit and Finance Committee has overall responsibility for the integrity of the Company’s financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for the Company’s system of internal controls, internal audit process, risk assessment and management processes and compliance function. The Audit and Finance Committee, among other matters: appoints, removes, compensates (with the Company providing appropriate funding as determined by the Audit and Finance Committee) and oversees the activities of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; reviews the scope of and supervises the audit examination, including staffing, with any independent registered public accounting firm reporting directly to the Audit and Finance Committee; reviews at least annually the independence of any independent registered public accounting firm; assesses the adequacy of financial disclosures to stockholders and reviews the interim and year-end financial statements prepared by management prior to external reporting; reviews and pre-approves all audit and non-audit services provided by any independent registered public accounting firm; reviews findings and recommendations of any independent registered public accounting firm and management’s responses; reviews the internal audit function and scope and their findings and recommendations and management’s responses; reviews with management policies and procedures with respect to risk assessment and management; reviews the system of internal controls; establishes and monitors procedures for receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting control or auditing matters; in coordination with the Corporate Governance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; oversees other compliance matters; reviews and oversees the Company’s fraud prevention policies, including the evaluation and remediation of violations reported; assesses annually the performance of the Audit and Finance Committee (including compliance with the Audit and Finance Committee Charter) and adequacy of the Audit and Finance Committee Charter and recommends changes to the Audit and Finance Committee Charter, as appropriate; prepares the Report of the Audit and Finance Committee on Financial Reporting included in this Proxy Statement on pages 29–30; regularly reports to the Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing.

Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by any independent registered public accounting firm during that calendar year, before any such work commences. The Chairperson of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chairperson may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chairperson will report her approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting which may be called in the absolute discretion of the Chairperson, and such amounts are subject to Committee ratification. The Chairperson may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chairperson and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

The Audit and Finance Committee met nine times during 2007. The Audit and Finance Committee members during 2007 were Mdmes. Woodbury (chairperson) and Cooper and Messrs. Schultz (until February 2008) and Veit, and presently are Mdmes. Woodbury (chairperson) and Cooper and Messrs. Reddin and Veit.

Compensation and Benefits Committee

The Compensation and Benefits Committee, among other matters: reviews executive compensation practices and programs; reviews and approves compensation and related matters for senior management; administers the Company’s compensation and benefit plans for employees (including senior management) and non-management directors; annually reviews the performance of the Chief Executive Officer and determines and approves (together with other independent directors) the Chief Executive Officer’s compensation, subject to ratification by the Board of Directors; assesses annually the performance of the Compensation and Benefits Committee (including compliance with the Compensation and Benefits Committee Charter) and adequacy of the Compensation and Benefits Committee Charter and recommends changes to the Compensation and Benefits Committee Charter, as appropriate; reviews management’s Compensation Disclosure and Analysis included in this Proxy Statement beginning on page 31; prepares the Report of the Compensation and Benefits

Committee included in this Proxy Statement on page 45; regularly reports to the Board of Directors with respect to its activities and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company. Any delegation of authority may include delegation to management, but only with respect to compensation matters affecting employees other than the persons to whom any authority is so delegated.

The Compensation and Benefits Committee is responsible for reviewing and approving all aspects of the compensation paid to the Company’s Chief Executive Officer, the four other most highly paid executive officers and any other employees identified as Section 16(a) reporting persons. The Compensation Committee also approves all arrangements providing for the payment of benefits following a change of control of the Company or severance following a termination of employment. For a further description of the Company’s executive compensation program, the processes and procedures that the Committee follow in considering and determining executive compensation, and the role of management and compensation consultants with respect to executive compensation, see “Director and Executive Compensation — Compensation Discussion and Analysis” beginning on page 31.

In addition to executive compensation, the Compensation and Benefits Committee reviews all aspects of director compensation and makes recommendations to the Board regarding any changes in compensation levels. The Compensation and Benefits Committee administers our equity incentive plans with respect to our directors, including approval of grants of stock options and other equity or equity-based awards, and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for directors. The Compensation and Benefits Committee periodically reviews director compensation in relation to comparable companies and other relevant factors. In addition, the Compensation and Benefits Committee, on the advice of counsel, assists the Board in developing corporate governance guidelines relating to director compensation. Any change in director compensation must be approved by the Board of Directors. Other than in his capacity as a director, no executive officer other than the Chief Executive Officer participates in determining director compensation. From time to time, the Compensation and Benefits Committee or the Board of Directors may engage the services of a compensation consultant to provide information regarding director compensation at comparable companies. For a further description of director compensation, see “Director and Executive Compensation — Director Compensation” beginning on page 61.

The Compensation and Benefits Committee met 11 times during 2007. The Compensation and Benefits Committee members during 2007 were Messrs. Williams (chairperson), Connors and Reddin (until February 2008), and presently are Messrs. Schultz (chairperson), Connors and Williams.

Corporate Governance Committee

The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership and procedures for nominations, including stockholder nominations (see “— Corporate Governance Matters” beginning on page 25 for a discussion of procedures with respect to stockholder nominations); reviews qualifications of potential candidates, including incumbent directors and stockholder nominees; makes recommendations to the Board of persons to serve on the Board and the various committees of the Board and related classification, independence and expertise determinations; makes recommendations to the Board regarding corporate governance policies, guidelines and procedures, including functioning of the Board and its Committees, as well as annual evaluations; in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices; assesses annually the performance of the Corporate Governance Committee (including compliance with the Corporate Governance Committee Charter) and adequacy of the Corporate Governance Committee Charter and recommends changes to the Corporate Governance Committee Charter, as appropriate; regularly reports to the Board of Directors with respect to its activities; and has the authority to engage and discharge independent counsel and other advisors as it deems necessary to carry out its duties and to obtain appropriate funding from the Company.

The Corporate Governance Corporate Governance Committee met three times during 2007. The Corporate Governance Committee members during 2007 were Messrs. Connors (chairperson), Reddin and Williams, and presently are Messrs. Connors (chairperson), Schultz and Williams.

ATTENDANCE AT BOARD MEETINGS

Seven meetings of the Board of Directors were held during 2007. No incumbent director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the Committees of the Board on which he or she served during the period for which he or she was a director.

INDEPENDENCE AND FINANCIAL EXPERTISE DETERMINATIONS

The Board of Directors has unanimously determined that Messrs. Connors, Kamerschen, Lewis (who retired from the Board during 2007), Reddin, Schultz, Veit and Williams and Mdmes. Cooper and Woodbury neither are affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange attached hereto as Annex B, which the Board has adopted as categorical standards to assist it in making determinations of independence. As a result, independent directors constitute a majority of the Company’s Board of Directors. In addition, all members of all Committees qualify as independent within the meaning of all applicable laws and regulations, including the independence standards of the New York Stock Exchange.

In making these independence determinations, the Board considered all of the automatic bars to independence specified in the respective independence standards of the SEC and the New York Stock Exchange and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond the automatic bars existed between the Company and/or its management and/or any of their respective affiliates or family members, on the one hand, and each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated, on the other hand. For those directors for whom the Board determined there was a relationship, the Board then considered whether or not the relationship was material or did in fact, or could reasonably be expected to, compromise such director’s independence from management. The Board definitively determined for those directors identified as independent above that either no such relationship existed at all or that any relationship that existed was not material and/or did not so compromise such director’s independence from management. See “Director and Executive Compensation - Compensation Committee Interlocks and Insider Participation; Certain Relationships and Related Party Transactions” on pages 64–65 for a description of certain relationships or other matters the Board considered in making these independence determinations.

The Board of Directors has also unanimously determined that Mdmes. Cooper and Woodbury, each present members of the Audit and Finance Committee, qualify as “audit committee financial experts” and possess “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. For a description of Mdmes. Cooper’s and Woodbury’s experience, see “— Nominees” and “ - Directors Continuing in Office.” In addition, the Board has unanimously determined that all members of the Audit and Finance Committee are financially literate and, as stated above, independent as that term is used in Item 407(a) of regulation S-K. No member of the Audit and Finance Committee presently serves on three or more other public company audit committees.

CORPORATE GOVERNANCE MATTERS

Majority Voting Policy.  In April 2006, the Company’s Board of Directors approved an amendment to the Company’s Bylaws to require Directors to be elected by a majority of the votes cast with respect to that Director in uncontested elections (the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director). Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a Director. Shares not present at the meeting, shares voting “abstain” and broker non-votes, if any, are not counted for purposes of the election of Directors. If a nominee who is serving as a Director is not elected in an uncontested election, under Delaware law that Director would continue to serve on the Board of Directors as a “holdover director.” Under the Company’s Bylaws, however, any nominee serving as a Director who fails to be elected must offer to tender his or her resignation to the Board of Directors.

The Company’s Corporate Governance Committee is required to make recommendations to the Board of Directors with respect to any such resignation. The Board of Directors is required to take action with respect to this recommendation and to disclose its decision and the rationale behind it. Details of the procedures are set out under “Proposal 1: Election of Directors.”

Stockholder nomination procedures.  Stockholders’ recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with (i) the Company’s Bylaws and (ii) the following procedural requirements: To be effective and thereby considered by the Corporate Governance Committee, any stockholder recommendation must, at a minimum, (A) be made in writing, addressed to the Corporate Secretary and delivered in accordance with the delivery and time frame requirements reflected in the Company’s Bylaws (see “Other Information - How to Nominate Members of the Board of Directors” on page 68), and (B) set forth (1) the full legal name, address and telephone number of the recommending stockholder and whether that person is acting on behalf of or in concert with any other beneficial owners, and if so, the same information with respect to them, (2) the number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Corporate Governance Committee of each such person’s ownership of shares as of a recent date, (3) the full legal name, address and telephone number of the proposed nominee for director, (4) a reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, with particular reference to the eligibility criteria utilized by the Corporate Governance Committee as set forth below, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the SEC, (5) disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates), (6) disclosure of any direct or indirect relationship between the proposed nominee and the Company, any employee or other director of the Company, any beneficial owner of more than 5% of the Company’s common stock, or any of their respective affiliates, (7) disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Meeting or any subsequent annual meeting of stockholders of the Company, and (8) a written, signed, and notarized acknowledgment from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to the Company’s undertaking of an investigation into their background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, the Company or its management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Corporate Governance Committee to their consideration of such person as a potential candidate.

Neither have there been any material changes to the procedures relating to stockholder nominations nor changes made to the Bylaws that impact stockholder nominations. The Corporate Governance Committee believes that these formalized procedural requirements are intended solely to ensure that it has sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Corporate Governance Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Corporate Governance Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Corporate Governance Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

The nominees listed in this Proxy Statement are present directors standing for re-election. As of the date of this Proxy Statement, the Company had not received any nominations from stockholders or other parties with respect to election of directors at this Meeting.

The Company’s Corporate Governance Guidelines set forth the criteria that the Corporate Governance Committee will utilize to assess Board candidates, including incumbent directors and stockholder nominees. There are no specific minimum qualifications or standards under the Corporate Governance Guidelines, rather the Corporate Governance Committee will review and assess the totality of the circumstances with respect to any and all candidates. These criteria include, without limitation, the candidate’s judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. Ultimately, the Corporate Governance Committee will nominate those individuals who the Corporate Governance Committee believes will, in conjunction with other members of the Board, best collectively serve the best long-term interests of our stockholders and other stakeholders. In assessing stockholder nominees, the Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group.

Third-party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Corporate Governance Committee. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Corporate Governance Committee in accordance with criteria furnished by the Corporate Governance Committee. On occasion, at the request of the Chairperson of the Corporate Governance Committee, third-party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Corporate Governance Committee.

Lead Director.  During 2004, in response to general recommendations of a Blue Ribbon Commission convened by the National Association of Corporate Directors, the Board appointed Mr. Kamerschen as Presiding Director of the Board. Mr. Kamerschen was re-appointed as Lead Director by the Board in connection with the Dex Media merger. As described in our Corporate Governance Guidelines, the Lead Director serves as the liaison between the independent members of the Board and the Chief Executive Officer and other members of management with respect to sensitive Board matters, as well as a principal point of contact for stockholders and other constituents to interact with the independent members of the Board. The Lead Director’s duties include, without limitation, chairing executive sessions of independent directors, coordinating with the Chairman and Chief Executive Officer with respect to all Board matters, and participation with the relevant Committee Chairs in Board recruitment and the annual Chief Executive Officer and Board evaluation processes.

Executive Sessions.  As reflected in each Committee Charter, each Committee regularly meets in executive session with no management representatives present. In addition, under the Company’s Corporate Governance Guidelines, the Board of Directors meets in executive session with no management representatives present, on a regular basis, no less than three times per year, including at least a portion of one meeting where only independent directors will participate. These pre-scheduled Board executive sessions are held prior to specified scheduled Board meetings, and brief executive sessions also generally precede or follow all other Board meetings. At Committee executive sessions, the chairperson, who is in all cases independent of management, presides and keeps the minutes. At Board executive sessions, the Lead Director, presides and keeps the minutes. The Lead Director is responsible for setting an agenda for the executive session, working with management to circulate any necessary preparatory materials, leading the executive session and keeping minutes of the executive session. The Lead Director is also responsible to work with the Chief Executive Officer to develop the agenda for the regularly scheduled Board meetings.

As reflected in our Corporate Governance Guidelines, while the Board does not presently require its members to attend annual meetings of stockholders, it does encourage its members to do so and will endeavor to have the Lead Director or a Committee chairperson in attendance at any stockholder meeting, when possible. However, the Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications. In 2007, Ms. Woodbury, Chair of the Audit and Finance Committee, attended the annual meeting.

Code of Ethics.  In 2003, the Board approved an enhanced code of ethics applicable to the Board, senior management including financial officers, and all other employees. Any waiver of any provision of that Policy made with respect to any director or executive officer of the Company will be promptly posted on our web site at the same link as the Policy itself and will be disclosed in the next periodic report required to be filed with the SEC. In addition, the Company will provide a copy of its Corporate Governance Guidelines and any Committee Charter referenced herein upon request at no charge. Any such request should be mailed to the Company’s principal executive offices, 1001 Winstead Drive, Cary, North Carolina 27513, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.

Communications with Interested Parties.  Our Board welcomes communications from stockholders and other interested parties. Interested parties may contact the Board by writing to David C. Swanson, Chairman and Chief Executive Officer, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, NC 27513. Interested parties may contact the independent members of our Board with any governance questions or other concerns, as follows: Robert Kamerschen, Lead Director, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to Ms. Edwina Woodbury, Chair of the Audit and Finance Committee, c/o R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. Your inquiries will not be read by the Company and will be forwarded directly to the addressee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through ethicspoint.com, our web-based reporting system, by simply following the instructions on that site. These procedures for communications between independent members of our Board and interested parties were approved by the independent and non-management members of our Board.

Review of Governance Matters.  In light of the re-composition of the Board and the Corporate Governance Committee following the Dex Media merger, at its April 2006 meeting, the Corporate Governance Committee conducted a comprehensive review of all of the Company’s corporate governance policies and practices.

As a result of that comprehensive review of all of the Company’s governance policies and practices, the Corporate Governance Committee recommended to the Board and the Board adopted certain revisions to the Company’s Corporate Governance Guidelines, Corporate Governance Committee Charter, and the Policy on Business Conduct.

In December 2007, the Committee performed another review of the Company’s corporate governance policies and practices. As a result of that review, it recommended to the Board and the Board has proposed certain amendments to our Certificate of Incorporation to declassify our Board. See “Proposal 5 — Management Proposal to Declassify our Board of Directors” for additional information.

The Board recently determined to make an exception for Mr. Kamerschen from its Corporate Governance Guidelines to permit him to remain a member of the Board and its Lead Director for one more year despite his attaining age 72 (the specified retirement age in our Corporate Governance Guidelines) prior to the Meeting. The Board believes that Mr. Kamerschen continues to serve admirably is his capacity as Lead Director.

REPORT OF THE AUDIT AND FINANCE COMMITTEE ON FINANCIAL REPORTING

The Audit and Finance Committee of the Board of Directors is comprised entirely of independent directors, within the meaning of, and in accordance with, all applicable laws and regulations, including the independence standards of the New York Stock Exchange. The Audit and Finance Committee operates pursuant to a written charter and under delegated authority from the Board of Directors.

Management is responsible for the Company’s financial reporting process, financial statements (including notes thereto) and internal controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States), and issuing written reports thereon to the Board and the Company’s stockholders. The Audit and Finance Committee is responsible for monitoring and overseeing this entire process, including sole authority to appoint, remove and compensate the independent registered public accounting firm. See “Committees of the Board of Directors — Audit and Finance Committee” for further information regarding the Committee’s duties.

The Audit and Finance Committee regularly met and held discussions with management and KPMG during 2007 and 2006 regarding the financial reporting process, the audited and unaudited consolidated financial statements and the internal controls and procedures. Specifically with respect to the Company’s financial statements and its internal control over financial reporting for the years ended December 31, 2007 and 2006, the Committee discussed with KPMG (i) the overall scope of its audit, (ii) the results of its examination of the consolidated financial statements and the Company’s internal control over financial reporting, (iii) the overall quality of the financial reporting process and the financial statement disclosures and (iv) the matters required to be discussed by KPMG under (a) Statement on Auditing Standards No. 114, (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as modified or supplemented, and (b) New York Stock Exchange Listing Standards, as modified or supplemented, including, the written disclosures regarding independence delivered by KPMG to the Audit and Finance Committee.

Management has represented to the Audit and Finance Committee that the Company’s audited consolidated financial statements for the year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, based upon the Audit and Finance Committee’s review of the financial statements and its discussions with management and KPMG referred to above, the Audit and Finance Committee has recommended to the Board of Directors (and the Board has accepted such recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Fees:  Aggregate fees for professional services rendered to the Company by KPMG for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006

Audit Fees	$2,936,500	$2,575,615
Audit-Related Fees	$40,330	$38,286
Tax Fees	$0	$32,800
All Other Fees	$0	$0

Total	$2,976,830	$2,646,701

In accordance with rules under Item 9(e) of Schedule 14A and Item 14 of Form 10-K, the Company has included in the above table comparative amounts of fees for the audit of the consolidated financial statements on an accrual basis with respect to 2007 and 2006, and other fees on an as billed basis.

Audit fees for the years ended December 31, 2007 and 2006 were for professional services rendered by KPMG for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, comfort letters, consents and review of other documents filed with the SEC. The amount for 2007 represents an estimate of overall fees, which have not yet been fully billed and includes final amounts billed for the 2006 audit ($520,000).

Audit-Related fees for the years ended December 31, 2007 and 2006 were for assurance and related services rendered by KPMG including acquisition due diligence ($40,330 in 2007 and $0 in 2006) and various other financial accounting, reporting and assurance services ( $0 in 2007 and $38,286 in 2006).

Tax fees for the year ended December 31, 2006 totaling $32,800 were for services rendered by KPMG for general tax planning and tax advice.

Substantially all of the Audit-Related and Tax services (and in most cases, the related fees) disclosed above were approved by the Committee prior to material substantive work having been performed.

The following table presents fees for professional services rendered by KPMG in its capacity as independent registered public accountants for Dex Media through January 31, 2006 for the audit of Dex Media’s financial statements for the one month period ended January 31, 2006 and fees billed for other services rendered by KPMG during that period.

2006

Audit fees(1)	$353,568
Audit-related fees	—
Tax fees(2)	10,765
All other fees	—

Total fees	$364,333

(1)	Audit fees consisted principally of fees for the audit of financial statements for the one month period ended January 31, 2006.

(2)	Tax fees consisted principally of fees for tax consultation and tax compliance activities.

The Audit and Finance Committee engaged the services of Anton Collin Mitchell (“ACM”) for audits of the Company’s employee benefit plans in 2007 and 2006. Fees paid to ACM for the Company’s employee benefit plan audits totaled $267,000 in 2007 and $251,015 in 2006.

Audit and Finance Committee

Edwina Woodbury, Chairperson
Nancy E. Cooper
Alan F. Schultz
David M. Veit

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the named executive officers.

Compensation of our named executive officers is determined under the Company’s compensation program for senior executives. This program is governed by the Compensation and Benefits Committee of the Board of Directors, which we refer to as the Committee. Currently, the Committee determines the compensation of all eleven of our executive officers. This discussion and analysis focuses on our named executive officers, to whom we refer as the NEOs, listed in the Summary Compensation Table and other compensation tables in this Proxy Statement.

Objectives of Our Compensation Program for Named Executive Officers

In 2002, four years after we were spun off from The Dun & Bradstreet Corporation, our management team initiated a major transformation of RHD with the encouragement and support of our Board of Directors. Led by our then-newly-promoted Chief Executive Officer, Dave Swanson, the key element of this transformation was a change in our strategic direction from a sales agent for hard-copy yellow pages directories to an owner-operator of an integrated local commercial search business with a strong growth orientation. Since 2002, our management team has engineered, executed and integrated a series of major, transformative acquisitions, including our acquisition of Sprint Publishing’s directory business in January 2003 and AT&T’s directory publishing business in Illinois and NW Indiana in September 2004, our merger with Dex Media, Inc. in January 2006, and our acquisitions of LocalLaunch, Inc. in September 2006 and Business.com in August 2007. Propelled by this dramatic transformation, we remain committed to a strong growth orientation. Our management team now comprises internally-promoted executives, executives joining our Company with our acquisitions and selectively-recruited, high-performing, experienced executives.

We intend that our executive compensation program support this transformational, growth-oriented business strategy by motivating and rewarding management activities that create sustainable shareholder value over time. Our key executive compensation objectives are to:

•	Enable us to attract and retain the key leadership talent required to successfully execute our aggressive business strategy;

•	Align executive pay with performance, both annual and long-term;

•	Ensure internal equity, both as compared to other executives based upon position and contributions, and to the broader employee population;

•	Strongly link the interests of executives to those of our shareholders and other key constituencies;

•	Keep our executive compensation practices transparent, in line with best practices in corporate governance and in compliance with applicable rules and regulations; and

•	Administer executive compensation on a cost-effective and tax-efficient basis.

We seek to achieve these broad objectives through:

•	A strong emphasis on variable, performance-based pay that motivates executives to achieve our business objectives and holds them accountable for shareholder value-enhancing activities and results;

•	Significant use of equity compensation and stock ownership guidelines to foster a strong ownership culture focused on sustainable long-term growth;

•	Increasing the proportion of total direct remuneration that is (a) performance-based and at risk, and (b) represented by equity as executives undertake greater levels of responsibility;

•	Compensation opportunities that are competitive in the market for high-performing business leadership talent, based on appropriate evaluation of that marketplace as well as the individual’s position responsibilities and results achieved;

•	Assurances to executive officers and employees of fair treatment and reasonable financial security in the event the executive’s services are no longer needed by us;

•	Assurances to executive officers of fair treatment and reasonable financial security so that they can identify, consider and pursue transactions that would be beneficial to shareholders, but which might adversely impact their employment status or financial condition;

•	Securing executive officer commitments that safeguard our business, including protection from competition and other adverse activities, both during employment and after employment ends;

•	Use of compensation vehicles whose cost structure and tax treatment are consistent with our business plan/budget, minimize dilution and take into account the financial and accounting consequences to us; and

•	Governance by an informed Board of Directors and its independent Compensation and Benefits Committee in an open environment of full disclosure, careful analysis and thorough consideration.

To accomplish these objectives, we intend that the levels of compensation available to executive officers who successfully enhance corporate value be fair internally as compared to each other, and externally as compared to that offered by other similar companies that potentially compete for their services. This is critical to our ability to retain our high-quality executives who have already demonstrated their leadership, commitment, vision and overall worth to our organization, and who may be sought by other firms or whose other interests might attract them away from RHD. It is likewise critical to our ability to attract new executives who share our values and commitment and who have demonstrated elsewhere the leadership, commitment and vision needed to guide the Company.

Elements of Our Compensation Program for Named Executive Officers

We have structured the major portion of executive compensation as total direct remuneration, encompassing salary, annual incentive awards and long-term incentive awards. Additional elements supplement total direct remuneration. The table below lists the various compensatory elements of our current program for the NEOs, and briefly explains the purpose of each element.

Element of
Compensation		How This Element Promotes
Program	Description	Company Objectives

Annual Compensation(1):
— Salary	Fixed annual compensation	Intended to reflect relative internal value of position and be competitive with marketplace in order to aid in recruitment and retention
— Annual Incentive	Opportunity to earn performance-based compensation for achieving pre-set annual goals. For 2007, the primary goals were based on advertising sales growth, earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, and free cash flow per share.(2)	Motivate and reward achievement of short-term operating corporate objectives that enhance long- term shareholder value
Long-term Compensation:(1)
— Equity Grants in the form of Stock Appreciation Rights (“SARs”) or Restricted Stock Units (“RSUs”)	Stock-settled SARs, which have the same economic attributes as stock options, were granted to named executives in February 2007, and vest ratably on the first three anniversaries of the date of grant. RSUs may be granted in lieu of, or in combination with, stock-settled SARs, at the Board’s discretion.	SARs provide more highly leveraged risk and reward alignment with shareholder value; use of SARs minimize share dilution compared with options; RSUs offer immediate stock ownership and minimize dilution; vesting terms of SARs and RSUs promote retention.

Element of
Compensation		How This Element Promotes
Program	Description	Company Objectives

Other Compensation Elements:
— Retirement income	Qualified and non-qualified defined benefit and defined contribution plans intended to provide pensions or lump sum payments upon retirement	Modest program designed to provide basic benefits to aid in recruitment and retention
— Deferred compensation	Opportunity to defer cash compensation and defer settlement of restricted stock unit awards	Attractive compensation program of relatively low cost in order to aid in recruitment and retention; permits tax-favored savings
— Severance payments and benefits	Payments and benefits upon termination of an executive’s employment in specified circumstances	Intended to provide financial security at competitive levels to attract lateral hires and to retain executives
— Severance payments and benefits after a change in control	Payments and benefits upon termination of an executive’s employment in specified circumstances within two years after a change in control	Intended to provide financial security at competitive levels to attract and retain executives under disruptive circumstances, such as a change in control and leadership transitions; and to encourage management to identify, consider and pursue transactions that would benefit shareholders, but that might adversely impact management
— Benefits	Health and welfare benefits	Customary programs to facilitate recruitment and retention
— Perquisites	Modest personal benefits, such as limited personal use of company aircraft, financial planning services and executive health services	Intended to recognize and provide additional compensation to executives at a relatively low cost to RHD

(1)	Salary, annual incentive and long-term compensation comprise “total direct remuneration.” The Committee’s stated objective is to position an executive’s total direct remuneration opportunity over time for target performance between the 60th and 75th percentile of competitive market compensation for the executive’s position. See “Total Direct Remuneration” below for a more detailed discussion of these elements of executive compensation and pay-for-performance requirements.

(2)	These are non-GAAP measures. Our Current Report on Form 8-K furnished to the SEC on October 27, 2004 disclosed that we would utilize these non-GAAP measures for executive compensation purposes, and also identified the most comparable GAAP measures, discussed quantitative reconciliations between the applicable GAAP and non-GAAP measures, and provided such other information required by Regulation G under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and Item 10(e) of Regulation S-K under the Exchange Act. A reconciliation between these non-GAAP measures and the most comparable GAAP measures appears as Annex D to this Proxy Statement.

The Committee reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. In the process, the Committee reviews ongoing reports and special analyses of compensation for all executive officers, including the Chief Executive Officer, in consultation with its independent executive compensation consultant, Steven Hall & Partners. These reports and analyses include such information as the value to the executive and cost to us of total remuneration at various performance levels during employment and in the event of termination, as well as compensation programs, structures and practices, remuneration and benefits levels, and trends among peer group companies and in the general marketplace.

Other policies and practices that contribute to achieving our business and compensation objectives include:

Employment Agreements.  We have employment agreements with all of the NEOs, other than Mr. Bednarz, who is covered by our executive severance policy. We also have an employment agreement with one other executive officer that we assumed in connection with the Dex Media merger. These agreements formalize the terms and conditions of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination (see “— Severance Policies” below), while requiring compliance with provisions that protect our business against adverse activities during employment and after termination. Employment agreements promote careful and complete documentation and understanding of employment terms and conditions, prevent uncertainty regarding those terms and conditions of employment and discourage frequent renegotiation of the terms and conditions of employment. Conversely, such agreements can limit our ability to change certain employment and compensation terms or conditions. In some cases, especially in the recruitment process, executives have negotiated with us regarding the terms and conditions of their employment. The agreements embody the employment terms and conditions on which our Committee and executives have reached agreement. The terms and conditions of these employment agreements are summarized below following the Summary Compensation Table and Grants of Plan-Based Awards table.

Stock Ownership Guidelines.  Our Board of Directors believes that all of our executive officers should have a meaningful equity stake in RHD to better align their interests with those of our shareholders. Ownership of a substantial amount of our stock not only provides an incentive for business decisions and performance that enhance shareholder value, but it also exposes the executive officers to a significant risk of loss in the event of a decline in our stock price, thereby providing an incentive for careful stewardship as well. Accordingly, the Board established stock ownership guidelines at the time of the spin-off from D&B. These guidelines are reviewed from time to time in light of market practices and business strategy, and were revised upward in 2005 to better reflect our transformational growth strategy. The guidelines include various forms of equity stakes and phase in over time for new executive officers. The Committee periodically monitors the progress of each executive officer in satisfying these requirements. Current guidelines for our continuing NEOs are as follows:

Stock Ownership Guideline Status at Fiscal Year-End 2007

			Ownership Guideline			Current
		2007 Salary	Multiple	$ Value	# Shares(1,2)	Holdings(1)

David Swanson	Chairman & Chief Executive Officer	$955,000	6.5	$6,207,500	170,208	143,164
Peter McDonald	President & Chief Operating Officer	$618,000	4.5	$2,781,000	76,254	52,649
Steven Blondy	EVP & Chief Financial Officer	$500,000	4.0	$2,000,000	54,840	24,513
George Bednarz	Senior Vice President — Enterprise Operations	$325,000	3.0	$975,000	26,734	50,231
Robert Bush	Senior Vice President, General Counsel & Corporate Secretary	$425,000	3.0	$1,275,000	34,960	15,275

(1)	For Stock Ownership Guideline purposes, Current Holdings include: (a) shares of our common stock owned outright, if any, by the NEO; (b) that number of shares (based upon the then-present market price of our common stock) equal to 50% of the “in-the-money” value of the NEO’s vested stock options with exercise prices below the then-present market price of our common stock; (c) that number of shares (based upon the then-present market price of our common stock) equal to 50% of the “in-the-money” value of the NEO’s vested SARs with grant prices below the then-present market price of our common stock; (d) 50% of the NEO’s deferred shares granted under either our former Performance Unit Plan or as a portion of the NEO’s Annual Incentive Plan payout (as described further below); (e) 50% of RSUs, (f) 50% of shares electively deferred under our Deferred Compensation Plan, and (g) shares deemed to be owned by the NEO by virtue of his 401(k) Plan investment balance.

(2)	Based on the average of the high and low price of our common stock on December 31, 2007 of $36.47. The average of the high and low price of our common stock on March 21, 2008 was $4.71.

While historically our NEOs have exceeded (in many cases, far exceeded) their respective ownership guidelines, due to the dramatic decline in the Company’s stock price during the latter part of 2007 and into 2008, none of the NEOs presently satisfy their ownership guidelines. Because this failure to satisfy the ownership guidelines is due almost entirely to the stock price decline, and not material disposition of Company securities by the NEOs, the Committee has temporarily suspended the stock ownership guidelines and is considering, in consultation with its independent compensation consultant, various alternatives and potential remedial actions.

Insider Trading Policy.  We have a policy that restricts certain executives, including the NEOs, from selling more than 5% of their total equity holdings of RHD in any quarter and more than 10% of their total holdings in any year. The Committee reserves the right to modify these percentages from time to time. This policy also precludes executives, including the NEOs, from short selling, buying put options or writing call options, or engaging in other transactions that hedge the executive’s risk of owning our stock, or otherwise engaging in highly speculative transactions with respect to our stock. We recognize that our executives may sell shares from time to time in the open market to realize value from their share-based compensation to meet financial needs and diversify their holdings. In aggregate, our NEOs liquidated less than 7% of their collective total Company holdings during 2007, and none of them liquidated more than 9% of his total holdings. For these calculations, Company holdings consist of all vested and unvested equity grants, as well as other personal holdings.

Business Protection Terms.  Our named executives are subject to significant contractual restrictions intended to prevent them from taking actions that could potentially harm our business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away our employees, not to interfere with our relationships with suppliers and customers, not to disparage RHD, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in our Policy on Business Conduct, employment agreements, equity award agreements, standard form employee agreements that are executed upon hire and standard form releases that are required to be executed before we make severance payments to any employee, including executives. In addition, our 2005 Stock Award and Incentive Plan, which we refer to as the 2005 Plan, provides for the automatic forfeiture of equity awards and repayment of proceeds from certain equity awards in the event of violation of these business protection provisions.

Equity Award Grant Practices.  In 2006, the Committee requested that Steven Hall & Partners, its independent executive compensation consultant, review our historic practices regarding granting of stock options and stock appreciation rights. Based upon the report of its consultant, the Committee found no instances of abusive practices. Substantially all of our option and SAR grants to executive officers have occurred either as part of our regular annual grant of equity awards at the regularly scheduled meeting of the Committee in February of each year, or, in the case of equity awards relating to a strategic transaction, at the date of a Board meeting at which action was being taken with respect to the transaction. Option and SAR grants generally have been priced at the average of the high and low market price of our common stock on the immediately preceding business day, or, on occasion, at a higher price. While the Committee found no prior instances of abusive grant practices, in order to avoid any appearance of impropriety, for 2008 going forward, in the case of grants that will be made around the same time as the public release of material information (for example, earnings, transactions, etc.), the Committee has determined that such grants to executive officers will become effective upon the later of (a) the third business day following the release of such material information or (b) the date of the Committee’s action approving the grant.

In 2006, the Committee adopted a policy governing the grant of equity awards to new employees. For Vice Presidents and above, SARs (the present form of equity long-term performance incentive compensation) will be granted to newly-hired executive officers on the first business day of the month following the month in which he or she was hired.

Changes to Executive Compensation Program for 2007

Note:  The discussion in this section and the section captioned “Total Direct Remuneration” below relates to our NEOs who served throughout all of 2007.

In view of the Dex acquisition and resultant increase in size and complexity of our business, as well as in the responsibilities and accountabilities of our management team, during late 2005 and 2006 the Committee conducted a comprehensive assessment of the objectives, strategy and structure of our executive compensation programs with the advice of its compensation consultant, Steven Hall & Partners. In addition, during 2007 an in-depth compensation review was performed, which specifically considered the impact and internal positioning of the NEO positions and the contributions of each NEO. While the objectives, strategy, and structure of our compensation programs continued to remain appropriate, adjustments were implemented to more effectively accomplish the Committee’s compensation objectives set forth above.

These adjustments included:

•	A further redefinition of our peer group to focus upon similar companies as discussed in greater detail below; and

•	Increased targeted total direct remuneration for certain NEOs and other members of the management team to achieve competitive compensation levels and to reflect their increased levels of responsibility. The increase in targeted total remuneration was implemented as follows:

•	Increased base salary for the NEOs, ranging from 3% to 30%, and for other members of the management team, in each case, to levels commensurate with their experience and responsibilities and competitive with base salaries in the peer group such that all of the NEOs, other than Mr. Bednarz for whom there is no peer data, received increases which resulted in base salaries that were within approximately 10% of the median of peer group data (based upon 2005 peer compensation data publicly reported in 2006);

•	Increased target levels of annual and equity incentives resulting from such increases in base salary;

•	A 15% increase in his long-term equity compensation target as a percentage of base salary for Mr. Bednarz in light of his assumption of duties related to RHD Interactive in 2007;

•	Increased incentive compensation levels for the CEO, which included a (a) 25% increase in the level of target annual incentive as a percentage of base salary, and (b) 15% increase in his long-term equity compensation target as a percentage of base salary, in order to better align CEO total direct remuneration with our peer group, further increase the already significant proportion of target total direct remuneration that varies with annual financial results and long-term shareholder return performance, and offer a well-leveraged opportunity to participate in shareholder value created through the execution of our transformational growth business strategy. The Committee’s actions were intended to bring the CEO’s target total direct remuneration in line with its stated marketplace positioning as shown in the 2007 Compensation at Target Performance Level table below.

Due to the lack of market data for his new responsibilities, Mr. Bednarz’s increases were geared to position his target total direct remuneration to a level appropriate for his new responsibilities relative to those of his officer colleagues at the Company.

Total Direct Remuneration

Peer Group Companies.  We intend that the levels of compensation available to executive officers be competitive with the compensation offered by other similar publicly held companies, so that we can successfully attract and retain the high quality executive talent which is critical to the long-term success of RHD. We therefore analyze the compensation programs at a peer group of companies in considering and establishing the compensation terms for our program. We identify peer group companies based on several factors including line of business, revenues and growth. We also consider profitability, cash flow, total shareholder return, equity market capitalization and total enterprise value.

In 2007, the Committee reviewed and modified the composition of our peer group for executive compensation purposes, based upon analyses by independent consultants, Steven Hall & Partners and the Semler Brossy Consulting Group. The Committee considered the following factors, in addition to the dramatic change in size and scope of the Company resulting from the Dex Media merger:

•	We now have only one direct competitor that is also a stand-alone public company;

•	Other companies in the yellow pages and local commercial search industries have very different business models and financial characteristics, thereby making peer comparisons difficult;

•	Our leveraged financial structure and transformational growth model significantly differentiate RHD from potential peer companies; and

•	We have historically hired executives from, and lost executives to, companies in diverse industries.

As a result of these distinguishing factors, the Committee further refined our peer group for 2007 to focus upon companies that, as a group, are comparable to our business in terms of revenues, EBITDA and total enterprise value, defined as the sum of market capitalization and total debt, while de-emphasizing net income and market capitalization, in order to better reflect our highly-leveraged business strategy.

Based on information available in 2007 for 2006 compensation levels and performance, and analyses provided by the Committee’s executive compensation consultant, Steven Hall & Partners, the Committee identified the following as our peer group companies for reference in setting compensation for 2007:

Peer Group Companies

Belo Corporation	McClatchy Company
Dow Jones & Company, Inc.*	McGraw-Hill Co’s, Inc.
The Dun & Bradstreet Corporation	Meredith Corporation
E.W. Scripps Company	Moody’s Corporation
Equifax Inc.	New York Times Company
Fiserv Inc.	Scholastic Corporation
Idearc Inc.	Symantec Corporation

*	Dow Jones was acquired in December 2007 and will be removed from our peer group thereafter

Total Direct Remuneration — Target Marketplace Positioning.  The Committee’s stated objective is to position an executive’s total direct remuneration opportunity over time for target performance between the 60th and 75th percentile of the marketplace for the executive’s position, based upon peer group data and the other information considered by the Committee described above. The Committee believes this above-median targeted marketplace positioning is warranted based upon our historical above-average performance and our impressive growth profile since 2002. Such compensation positioning also reflects our high at-risk variable pay structure and “stretch” performance objectives as described below. The Committee believes that our positioning of total direct remuneration supports our business strategy, strikes an appropriate balance amongst the interests of our stakeholders, and ensures that we are able to motivate strong performance, as well as attract and retain key talent in our executive ranks. Due to the dramatic and rapid increase in the size and scope of the Company over the past several years, targeted total direct remuneration for some of our NEOs falls below that range reflected by the Committee’s stated objective. Our change in peer groups in 2006 and 2007 to better reflect the increased size, scope and other characteristics of the Company exacerbated these shortfalls for each affected NEO to varying degrees. Accordingly, the Committee has been adjusting, and intends to continue to adjust, the compensation of the affected NEOs in order to more closely reflect its stated marketplace positioning objective for achievement of target performance. Despite achieving target performance in 2007 with respect to annual incentives, in light of the dramatic decline in the Company’s stock price during the latter part of 2007 and into 2008, as well as the challenging economic environment that faces the Company in 2008, the Committee awarded no increases in base salary, annual incentive target or total direct remuneration target to any NEO for 2008 (other than Mr. Bednarz’s long-term incentive target based upon his assuming additional responsibilities in 2008), which may require more substantial adjustments in future years in order to achieve its stated marketplace positioning for target performance.

A major portion of target total direct remuneration, ranging from 64% to 83% for the NEOs in 2007 as reflected by the “Compensation at Target Performance Level” table below, is placed at risk by requiring achievement of (i) performance goals as a condition to earning annual incentives, and (ii) stock price appreciation in order for executives to realize value from SARs granted as long-term incentives. The at-risk portion of total direct remuneration ensures direct correlation and alignment of executive pay levels with corporate performance and shareholder value creation. As noted in our broad objectives above, as executives undertake greater levels of responsibility, the percentage of total compensation at risk and represented by equity increases.

Compensation Objectives and Strategy.  As a result of the distinguishing factors noted above, although the Committee utilizes peer group data for context and a frame of reference for decision-making, the Committee does not rely exclusively upon peer group data in setting the terms of our compensation programs. Likewise, the Committee does not set total direct remuneration or its component parts at levels to achieve a mathematically precise market position.

In accordance with the Committee’s overall stated targeted compensation objectives, and subject to the above considerations with respect to continued adjustments necessary to achieve targeted marketplace positioning objectives, the Committee endeavors to set components of total direct remuneration as follows:

•	Base Salary: Generally to be positioned near the peer group median (50th percentile) for comparable responsibilities, with individual performance considered by the Committee, when appropriate, in awarding annual or off-cycle salary increases.

•	Variable compensation: Annual and long-term incentive compensation is generally to be positioned at the 75th percentile of the peer group, so that total direct remuneration will be in the 60th to 75th percentile range when our financial and operating performance attains targeted objectives. In setting performance objectives, the Committee reviews prior period objectives and prior period results to ensure that objectives are not routinely exceeded so that the performance objectives can be fairly characterized as “stretch” goals under the business conditions in which we operate. In years impacted by material transactions, the Committee utilizes the projections presented to the Board by management in seeking Board approval of that transaction to help guide performance objective setting.

As a result, the Company endeavors to provide better-than-average earnings opportunity through a heavy weighting on variable, at risk incentive compensation, delivering highly competitive pay when challenging performance objectives are met, balanced by the risk of below average market compensation when performance objectives are not met, such that compensation is properly aligned with performance that enhances shareholder value. We believe this approach enables us to attract, motivate and retain top executive talent.

Actual total direct remuneration levels will vary from year to year below and above target and those of the peer group based on our performance relative to our objectives, as well as performance of peer companies relative to their respective goals. We set the amounts of variable compensation earnable for above-target performance with a view to providing meaningful incentives so that executives will strive for high performance, but also at levels that represent a reasonable cost to RHD relative to the returns to shareholders that likely would result from such high performance.

Salary and annual incentive compensation are paid in cash. SARs, which constitute the current form of long-term equity incentive compensation for the NEOs, are payable in shares upon vesting and exercise. As discussed above, our program has provided substantial portions of total direct remuneration in the form of shares and stock options/SARs in the past in order to promote share ownership as a direct means of aligning the interests of NEOs with the interests of shareholders. Our ownership guidelines also encourage long-term share holding. We seek to provide balance in the mix of cash and non-cash compensation to the NEOs. At target performance for 2007, as reflected by the “Compensation at Target Performance Level Table” below, aggregate cash compensation ranged from 38% to 58% of total direct remuneration for the NEOs, and equity compensation ranged from 42% to 62% of total direct remuneration for the NEOs. Between 38% and 56% of that total cash compensation for the NEOs in 2007 was placed at risk by requiring achievement of performance objectives as a condition to earning annual incentives. The entire amount of equity compensation treated as part of 2007 total direct remuneration was at risk because stock appreciation rights have no value absent stock price appreciation.

We maintain a strong linkage between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures that management and the Committee believe are key drivers of shareholder value creation. For 2007, these measures included advertising sales growth, EBITDA and free cash flow per share.

In our Annual Incentive Plan, each measure is weighted based on its relative impact on the creation of shareholder value, meeting market expectations for our performance and achieving our other operating goals. Payout schedules are developed for each measure and are approved by the Committee prior to or early within the annual performance cycle. These payout scales reflect the difficulty of achieving “stretch” performance objectives. The Committee authorized annual incentive awards for 2007 performance under the 2005 Plan in February 2007. The target annual award opportunity for the named executive officers ranged from 60% of base salary up to 125% of base salary for the Chief Executive Officer.

A grant of SARs to the NEOs on February 27, 2007 constituted the long-term component of total direct compensation for 2007. The Committee generally determines the number of SARs to grant to an executive officer as a percentage of base salary using the Black-Scholes option valuation methodology. The applicable percentage of base salary for annual SAR grants ranged from 115% to 365% of base salary for the NEOs. Each grant of SARs vests in equal installments on each of the first three anniversaries of the date of grant, subject to accelerated vesting in the event of death, disability or retirement or a change in control. Settlement upon the vesting and exercise of the SARs will be in the form of shares of our common stock.

The following table shows the target total direct remuneration authorized by the Committee for 2007. The table includes the amount of annual incentive that could be earned by meeting all performance objectives in 2007 and also shows the grant-date fair value of the SARs granted as a component of 2007 total direct remuneration. Using the information presented to the Committee in 2007, the table shows how the potential payouts of total direct remuneration, which we refer to as TDR, at target levels ranked against the market median level of compensation for the comparable position, determined by using information regarding peer group companies (based on 2005 compensation information as reported in 2006).

2007 Compensation at Target Performance Level

					TDR Percentile
			SAR Fair		Positioning at
		Annual	Value at	Total Direct	Target vs.
Name	Salary	Incentive	Grant Date(1)	Remun.	Peer Group

David Swanson	$955,000	$1,193,750	$3,485,750	$5,634,500	66th
Peter McDonald	$618,000	$494,400	$1,854,000	$2,966,400	82nd
Steven Blondy	$500,000	$375,000	$1,375,000	$2,250,000	55th
George Bednarz	$325,000	$195,000	$422,500	$942,500	n/a*
Robert Bush	$425,000	$255,000	$488,750	$1,168,750	22nd

*	Information not available

(1)	For compensation purposes, we compute a fair value for SARs using the Black-Scholes option pricing model as provided to us by Steven Hall & Partners. In general, the assumptions used by Steven Hall & Partners are the same as those used for calculating fair value for purposes of our financial statements, except that Steven Hall & Partners calculates volatility using an average of our most recent 260 day, 3-year monthly and 5-year monthly volatility and does not discount award values for estimated forfeitures related to service-based vesting conditions as we do for financial statement purposes.

As shown above, target total direct remuneration ranged from the 22nd to the 82nd percentile of the peer group for 2007. Since information for Messrs. Bednarz’s position was not available, his total direct remuneration targets were set based on his position responsibilities relative to his officer colleagues at the Company. Due to the dramatic and rapid increase in the size and scope of the Company over the past several years, total direct remuneration for some of our NEOs is below the 60th to 75th percentile range reflected by the stated objective of the Committee despite the Company having generally achieved target performance in recent years. Those with greater or lesser responsibilities and experience or tenure or those recruited externally may be positioned above or below the Committee’s stated objectives from time to time. The Committee has been adjusting, and will continue to adjust, compensation of affected NEOs in order to more closely reflect its stated targeted compensation objective for the achievement of targeted performance goals. Further analysis in late 2007 revealed that the CEO’s positioning declined from the 66th percentile based upon 2005 market data released during 2007 to the 49th percentile based upon 2006 market data, and similar declines will likely apply to the other NEOs as well.

Despite achieving target performance in 2007 with respect to annual incentives, in light of the dramatic decline in the Company’s stock price during the latter part of 2007 and into 2008, as well as the challenging economic environment that faces the Company in 2008, the Committee awarded no increases in base salary, annual incentive target or total direct remuneration target to any NEO for 2008 (other than Mr. Bednarz’s long-term incentive target based upon his assuming additional responsibilities in 2008), which may require more substantial adjustments in future years in order to achieve its stated marketplace positioning for target performance.

Annual Incentives for 2007.  The NEOs earned awards under the Annual Incentive Plan in 2007 based on the level of achievement with respect to three performance measures, which were determined by the Committee in February 2007 to be the key drivers of shareholder value creation, focal elements in our profitable growth strategy and key criteria by which management plans and monitors our business:

•	Advertising sales growth

•	EBITDA

•	Free cash flow per share

With respect to 2006 performance, the Committee also identified earnings per share as a performance measure. The Committee eliminated earnings per share as a performance measure for 2007 since it believes that profitability is already measured by EBITDA and free cash flow, which it deems more appropriate measures based upon our leverage.

In accordance with our team philosophy, annual incentives paid to NEOs are based strictly upon these corporate performance measures, with Committee discretion limited to downward adjustments based upon individual performance or other considerations. No such downward adjustments were made to any of the NEOs’ annual incentive payouts with respect to 2007 performance.

In February 2007, the Committee determined that the weighting of these performance measures in determining the annual incentive earned by each NEO would be 50% based on advertising sales growth, 35% based on EBITDA, and 15% based on free cash flow per share. The Committee selected these weightings to best reflect, in its view, the key drivers of shareholder value creation. Advertising sales was accorded the most weight in 2007 so as to focus on top line growth for 2007.

Upon establishing these performance measures and weightings in February 2007, the Committee specified that EBITDA be adjusted to exclude the impacts of equity grant expensing under Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which we refer to as SFAS No. 123(R), which we adopted effective January 1, 2006.

In accordance with its standing written policy with respect to the categories of and process for appropriate adjustments, the Committee also subsequently determined that these performance measures should be adjusted (for both favorable and unfavorable items) to eliminate the remaining effects of purchase accounting related to our Dex Media merger, as well as any impact (in each case, which was not contemplated or reasonably estimable at the time the Committee set performance goals in February 2007) from strategic transactions (including our acquisition of Business.com in August 2007) and other investments in sustainable long-term growth made during the course of the year, in each case, based upon the forecasted impacts approved by the Board at the time of approving the transaction or other investment. The Committee also subsequently determined it appropriate to exclude the impact of a restructuring charge associated with the Company’s decision in late 2007 to modestly reduce its workforce in early 2008.

In February 2007, the Committee, after completing its standard deliberative process of due consideration of management’s business plan, the economic climate and investments required to implement our business strategy, specified a schedule of performance objectives and payout levels for these performance measures, which included the following parameters and related weightings, reflecting the aforementioned adjustments subsequently approved by the Committee:

	Annual Incentive Payout as Percentage
	of Target Payout Based on Performance
Performance Measure	25% of Target	100% of Target	200% of Target

Advertising sales growth (50)%	(1.1)%	0.8%	1.9%
EBITDA (35)%	$1,398.7 million	$1,442.0 million	$1,457.0 million
Free cash flow per share (15)%	$8.02	$8.45	$8.68

In February 2007, the Committee also determined a targeted payout (represented as 100% of Target in the above table) as a percentage of base salary for each named executive officer based upon such NEOs position responsibilities and target direct remuneration. Achievement between specified performance levels would result in a payout based on straight-line interpolation between the two closest specified performance levels included in the table. There is no payout with respect to any performance measure for which actual performance does not meet the threshold level of 25% of target. If the level of performance under any measure were to exceed the 200% level, the corresponding payout also would exceed 200% based on straight-line interpolation, but the maximum payout under the Annual Incentive Plan for all performance measures combined may not exceed 300% of the named executive’s target annual incentive. The target, minimum and maximum awards under the Annual Incentive Plan for 2007 appear in the Grants of Plan-Based Awards table below.

Pay-for-Performance Analysis.  Our compensation plan is intended to provide compensation that reflects our performance. In February 2008, the Committee assessed performance for 2007 under our Annual Incentive Plan and determined final payout levels. The Committee determined that (a) advertising sales growth of −0.2% represented 46.5% of target; (b) EBITDA of $1451.4 million represented 162.7% of target; and (c) free cash flow per share of $8.57 represented 153.7% of target. Weighting these performance/payout levels as described above, the Committee determined that the final overall payout level for the annual incentive for each NEO would be 103.3% of their individual target annual incentive. As discussed above, these payouts were made entirely in cash in early March 2008. While our advertising sales performance for 2007 was below our expectations, our EBITDA margin leads the industry and we generated strong cash flow during 2007, each of which exceeded our incentive targets. The Committee is mindful of the dramatic decline in the Company’s stock price during the latter part of 2007 and into 2008, but it believes that the Company’s operational and financial performance during 2007 warrants the foregoing annual incentive payouts. A reconciliation between these non-GAAP measures and the most comparable GAAP measures appears as Annex D to this Proxy Statement.

While the foregoing annual incentive targets are somewhat lower than the annual incentive targets with respect to 2006 performance disclosed in last year’s Proxy Statement, the Committee believes that the foregoing targets reflected “stretch” goals based upon industry trends and our investments in our Triple Play strategy, including launching our new Dex market brand and our new uniform resource locator (“URL”), DexKnows.com, across our entire footprint, the introduction of companion directories in our Embarq and AT&T markets, as well as associated marketing and advertising campaigns, employee training associated with new product introductions, and continued modernization and consolidation of our IT platform. The Company firmly believes that these investments will drive future revenue growth and shareholder value. See Item 1 — Business in our Annual Report on Form 10-K for the year ended December 31, 2007 for a further description of these investments. The Committee believes that our recent stock price decline is more reflective of credit market instability, broader media industry trends, general economic conditions, our strategy regarding return of capital to shareholders and, since December 2007, our outlook for our 2008 performance, than it is of Company performance in 2007.

Our long-term compensation, in the form of SARs for 2007, uses stock price as the principal measure of performance. As of December 31, 2007, our closing stock price was $36.48. This represents a one-year total shareholder return of −41.8%, and annualized total shareholder return for three years and five years of −14.8% and 4.5%, respectively. As of March 21, 2008, our closing stock price was $4.98. Based upon our closing stock price on March 21, 2008, it would represent a one year total shareholder return of −93.1%, and annualized total shareholder return for three years and five years of -56.1% and -30.4%, respectively. Our long-term incentives have historically delivered value to the NEOs through appreciation in the value of their stock options, SARs, deferred and restricted stock awards and other stock holdings based upon our historical stock price appreciation. In this regard, the Committee notes that our stock price presently stands at an all-time low; consequently, none of the outstanding awards presently maintain any “in-the-money” value for our NEOs. The Committee believes this situation may present material risk to the Company in terms of retention and shareholder value performance with respect to our executives; accordingly, it is in the process of considering, in consultation with its independent consultant, various alternatives for providing incentives for retention and shareholder value creation to our executives by way of long-term incentive compensation during 2008. The Board and Committee recommend that stockholders approve the Exchange Program described in Proposal 3 because they believe it would serve to ameliorate these retention and incentive risks.

We do not adjust the level of equity awards granted as the long-term incentive component of an executive’s total direct remuneration for a given year in light of the value of retirement benefits or severance benefits and, conversely, we do not adjust the level of retirement benefits or severance payments based on the value of an executive’s RHD stock holdings, stock options, SARs, other equity awards or other compensation. We believe that retirement and severance programs serve a function different from that of equity incentive awards, the amount of which we calibrate in our benchmarking process in setting total direct remuneration levels. In particular, we value equity awards at grant, but take the view that any value ultimately realized by exercise of an option or SAR or by retaining shares acquired in connection with equity awards represents the executive’s reward for creating shareholder value, shared by our shareholders and the executive alike.

Retirement Programs

Retirement benefits provided to NEOs are modest and estimated to rank significantly below median as compared to general industry and peers with such programs.

  Defined benefit plans

In 2007, all of the NEOs participated in a tax-qualified defined benefit pension plan for RHD employees and in a nonqualified benefit restoration plan generally on the same terms as other salaried employees. We provide defined benefit pensions to the NEOs because we provide similar benefits to most of our employees. See “Pension Benefits” on beginning page 55.

401(k) and deferred compensation plans

The named executive officers participate in the R.H. Donnelley 401(k) Savings Plan and are eligible to defer additional compensation under non-qualified deferred compensation plans.

Our 401(k) Savings Plan is a tax-qualified retirement savings plan available to substantially all RHD employees. Participating employees may contribute up to 75% of eligible compensation on a pre-tax or after-tax basis, provided that pre-tax contributions in a year may not exceed the limit imposed by federal tax rules. RHD makes a matching contribution each pay period equal to 50% of the employee’s contributions (excluding employee contributions above 6% of eligible compensation). The NEOs are eligible to participate (and all of them do so) and receive this company matching contribution.

The NEOs can defer additional cash compensation under our Deferred Compensation Plan, which we refer to as the DCP. The DCP is an unfunded, non-qualified plan available to selected management and highly compensated employees, including the NEOs and most of our non-executive officers. Each participating officer may defer receipt of a specified portion of his or her salary or annual incentive and have the deferred amount credited to a notional account under the DCP. Deferrals are limited only to the extent necessary to allow us to deduct amounts for current tax withholding and for contributions to pay for group health and other benefits. Amounts deferred are deemed invested in one or more notional investments specified by the participant. Account balances are paid in future years in cash (in a single sum or in installments) according to the participant’s elections, account balance and retirement eligibility.

Our 2005 Plan permits the NEOs and other officers participating in the annual incentive program to defer any portion of their annual award to be paid in stock. Beginning with respect to 2006 awards, annual incentive program awards are paid entirely in cash. However, the stock component of annual incentive awards deferred prior to 2006 is treated as a deferral under the 2005 Plan and credited to a notional account denominated in shares. If we pay cash dividends on our stock, the officer’s notional account will be credited with additional shares equivalent to such dividends. Deferred stock account balances are paid in future years in shares of Company stock according to the participant’s elections, account balance and retirement eligibility.

Participants, who defer compensation or stock bonuses, if any, enjoy the benefit of saving money on a pre-tax basis, because income taxes are deferred until the benefits are paid. RHD’s costs in offering these benefits include modest administrative expenses and the cost of delayed income tax deductions on amounts deferred. We offset most of our DCP obligations by purchasing universal life insurance contracts and directing investments within those contracts to mirror participant investment elections. The DCP is administered in compliance with Section 409A of the Internal Revenue Code, which we refer to as Code Section 409A.

Severance Policies

Severance protection is provided to all our executives with employment agreements under the terms of their employment agreements, and to other executives under our executive severance policy. We believe this protection fosters a long term perspective and permits executives to focus upon executing our strategy and enhancing sustainable shareholder value without undue concern or distraction. As discussed above, this protection is also designed to be fair and competitive to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving him or her good reason to terminate his or her employment with us. We believe that the protection we provide — including the level of severance payments and post-termination benefits — is appropriate in terms of fostering long term shareholder value enhancing performance, and within the range of competitive practice, thereby facilitating recruiting and retention of key talent.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or were to terminate for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation, and ameliorates any conflict between his or her own interests and those of our shareholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to our shareholders from a transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption afterwards. We believe that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to us and our shareholders. It should be noted that, although our change in control benefits provide for the vesting of certain previously awarded equity grants immediately upon a change in control, our executives voluntarily waived such rights in our last three strategic transactions in consideration of the fact that they would continue to constitute the management team of the applicable combined company.

Benefit Programs

Benefits are part of the overall competitive compensation program designed to attract and retain employees, including executives. The NEOs participate in the same benefit programs as our general employee population, with certain additional benefits made available to them described in the table above under “Perquisites” and in footnote 4 to the Summary Compensation Table below.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. We generally seek to preserve such corporate tax deductibility for compensation to the extent practicable, although the Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of our compensation program but which do not qualify for full tax deductibility. We intend that performance-based compensation authorized and earned under the annual incentive program, and amounts to be realized in the future under the SARs granted as part of 2007 compensation, qualify as performance-based compensation and therefore was or will be fully tax-deductible by us without limitation under Code Section 162(m) Accordingly, to date, we have not accrued for financial reporting purposes, any expense for prior awards with respect to which a portion of the compensation resulting from such awards would not be deductible by us, although guidance on the requirements of Code Section §162(m) is not complete, so there can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will allow all tax deductions with respect to all such compensation. In connection with our permitting personal use of our corporate aircraft by named executive officers, a portion of our related expense is non-deductible under recent changes to U.S. federal income tax law. We treat such personal use as compensation, as reported in the “All Other Compensation” column of the Summary Compensation Table. The value of the disallowed tax deductions for 2007, based on our estimated marginal federal income tax rate, was $79,000 in the aggregate.

2008 Compensation Program for Named Executives

In February 2008, the Committee established our compensation program for senior executives for 2008. The Committee intends to review the competitive positioning of our program later in 2008 when 2007 market data becomes available, although it does not presently intend to make any material adjustments to NEO compensation during 2008. In general, the 2008 compensation program has been structured in a manner substantially similar to the 2007 program described above; although, despite achieving target performance in 2007 with respect to annual incentive targets, in light of the dramatic decline in the Company’s stock price during the latter part of 2007 and into 2008, as well as the challenging economic environment that faces the Company in 2008, the Committee awarded no increases in base salary, annual incentive target or total direct remuneration target to any NEO or other senior executive for 2008, except that Mr. Bednarz’s long-term incentive target was increased based upon his assuming additional responsibilities in 2008, and Mr. McDonald’s long-term incentive target was decreased based upon the transfer of some of his prior responsibilities to Mr. Bednarz so that he can concentrate upon his duties as chief revenue officer.

The Committee also eliminated the use of equity awards at lower levels of the organization, and utilized RSUs in lieu of, or in combination with, SARs in awarding long term incentive compensation to management-level employees, including the NEOs, in order to conserve shares under the 2005 Plan. Moreover, the Committee has under review our retirement programs in view of internal considerations, as well as marketplace standards. Lastly, the Committee also notes that the Company’s stock price presently stands at an all-time low; consequently, virtually no outstanding awards presently maintain any “in-the-money” value for our employees, including the NEOs. The Committee believes this situation may present material risk to the Company in terms of retention and shareholder value performance with respect to our executives and other key employees; accordingly, it is in the process of considering, in consultation with its independent consultant, various alternatives for providing incentives for retention and shareholder value creation to our executives and other key employees through long-term incentive compensation during 2008. The Board and Committee recommend that stockholders approve the Exchange Program described in Proposal 3 because they believe it would serve to ameliorate these retention and incentive risks.

Decision-Making Responsibility

Governance of our compensation program is the responsibility of the Committee, which consists solely of independent directors. The Committee works with management, in particular the Chief Executive Officer and the Senior Vice President — Human Resources, in making decisions regarding our compensation program. While management is invited to participate in the process and to express their opinions and views, the

Committee is the ultimate arbiter of all matters involving executive compensation. The Committee also has retained Steven Hall & Partners, a nationally-known compensation consulting firm, to assist in gathering and analyzing market data, advising the Committee on compensation standards and trends, advising the Committee with respect to proposals by management with respect to executive compensation, and assisting in the implementation of policies and programs. The Committee will retain the services of other consultants from time to time, as deemed necessary or appropriate based on the need for specialized expertise or the desire for additional perspective on particularly complex issues. For example, in 2006, the Committee retained Semler Brossy Consulting Company with respect to the review of our 2007 peer group. Other consulting firms assist us on projects requiring specialized expertise, such as benefits and retirement plan design. All such consultants are retained by and serve at the pleasure and direction of the Committee, report directly to the Committee (although they may discuss pertinent matters directly with management from time to time), with the Company paying all related fees of such consultants as directed by the Committee.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement, and based on such review and discussions, has recommended to the Board (and the Board has accepted such recommendation) that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report was submitted by the Compensation and Benefits Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

Compensation and Benefits Committee

Barry Lawson Williams, Chairperson
Michael P. Connors
Thomas J. Reddin

Executive Compensation

The following tables and accompanying narrative should be read in conjunction with “Compensation Discussion and Analysis” above.

Summary of Officer Compensation During 2007

The following table summarizes the total compensation of our NEOs for 2007. The NEOs are our Chief Executive Officer, our Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers serving as such at December 31, 2007. Compensation payable, but deferred at the election of the NEO, is shown in the table without regard to such deferral.

Summary Compensation Table — Fiscal 2007

							Change in
							Pension
							Value and
							Nonqualified
					Option/	Non-Equity	Deferred
				Stock	SARs	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(1)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)(3)	(i)(4)	(j)

David Swanson	2007	931,662	0	1,376,608	5,635,210	1,233,144	230,966	118,270	9,525,860
Chairman and Chief	2006	846,615	0	407,549	4,501,072	1,056,550	131,226	163,775	7,106,787
Executive Officer
Peter McDonald	2007	615,247	0	1,102,103	3,772,506	510,715	131,961	49,077	6,181,609
President and Chief	2006	595,961	0	113,647	2,314,779	596,640	85,786	50,795	3,757,608
Operating Officer
Steven Blondy	2007	489,011	0	308,538	1,744,773	387,375	42,598	41,989	3,014,284
Executive Vice President and Chief Financial Officer	2006	449,303	0	73,306	1,946,870	419,513	31,248	37,581	2,957,821
George Bednarz	2007	307,349	0	29,489	826,246	201,435	63,876	28,629	1,457,024
Senior Vice President — Enterprise Operation	2006	254,081	0	70,522	789,588	186,450	47,139	29,128	1,376,908
Robert Bush	2007	407,624	0	52,265	661,821	263,415	22,933	32,161	1,440,219
Senior Vice President, General Counsel and Corporate Secretary	2006	347,281	0	33,564	762,502	261,030	19,926	28,290	1,452,593

(1)	The compensation amounts reported in the “Stock Awards” and “Option/SAR Awards” columns reflect the expense that we reported in our consolidated financial statements under SFAS No. 123(R) without regard to estimated forfeitures related to service-based vesting conditions. These amounts reported in 2007 consist of a portion of the fair value of the share-based awards that vested in 2007 or later, including awards granted before 2007. These amounts reported in 2006 consist of a portion of the fair value of the share-based awards that vested in 2006 or later, including awards granted before 2006. For this purpose, the fair value of an award is apportioned over the period during which the award is expected to vest. The fair value of a stock award is equal to the average of the high and low trading prices of our stock on the grant date. The fair value of SARs is determined using the Black-Scholes option pricing model. Our Black-Scholes assumptions for financial statement purposes are described in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(2)	Amounts reported in this column represent the cash annual incentive award paid for annual performance under our Annual Incentive Plan. These amounts for 2007 performance were paid in early March 2008 and for 2006 performance were paid in early March 2007. See “ — Grants of Plan Based Awards During 2007” below and “ — Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2007” above for a further explanation of our annual incentive awards.

(3)	Amounts listed as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect solely the change during the year in the actuarial present value of each NEO’s pension benefit. Our deferred compensation plan does not provide for above-market or preferential earnings on non-qualified deferred compensation and therefore no such amounts are included in the table above.

(4)	The “All Other Compensation” column for 2007 includes the following:

		Personal
	Personal	Use of
	Financial	Company	DC Plan
	Planning	Aircraft	Contribution(a)	Other(b)	Total

David Swanson	$13,422	$34,635	$6,750	$63,463	$118,270
Peter McDonald	$13,717	$738	$6,750	$27,872	$49,077
Steven Blondy	$12,993	$0	$6,750	$22,246	$41,989
George Bednarz	$12,859	$0	$6,750	$9,020	$28,629
Robert Bush	$13,062	$0	$6,750	$12,349	$32,161

(a)	“DC Plan Contributions” reflect the Company contributions under our 401(k) Plan, as reported by our plan record keepers prior to audit and any adjustments. The 401(k) plan is a tax-qualified defined contribution plan.

(b)	“Other” compensation for Mr. Swanson includes $8,339 for club dues, $2,118 for participation in the Company’s executive health program, and a $53,006 payment, which we refer to as 401(k) Equalization Payment, equal to the amount we would have contributed as a matching contribution to the 401(k) Plan in 2007 but for the contribution limitations under Federal tax laws. “Other” compensation for Mr. Blondy includes $2,118 for participation in the Company’s executive health program and a $20,128 401(k) Equalization Payment. “Other” compensation for Messrs. McDonald, Bednarz and Bush represent 401(k) Equalization Payments.

Grants of Plan-Based Awards During 2007

The following table provides information regarding equity-based and non-equity based incentive awards granted to each NEO for the year ended December 31, 2007 under the 2005 Plan.

Grants of Plan-Based Awards — Fiscal 2007

						All other
					Estimated	Option/SAR
					Future	Awards:	Exercise or
					Payouts Under	Number of	Base	Grant Date
		Estimated Future Payouts Under			Equity	Securities	Price of	Fair Value
		Non-Equity Incentive Plan Awards			Incentive	Underlying	Option/SAR	of Stock and
		Threshold	Target	Maximum	Plan Awards	Options/SARs	Awards	Option/SAR
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)(1)	(d)(1)	(e)(1)	(f)	(g)(2)	(h)	(i)(3)

David Swanson	2/27/2007	298,438	1,193,750	3,581,250	0	0	0	0
	2/27/2007	0	0	0	0	192,851	74.31	4,297,704
Peter McDonald	2/27/2007	123,600	494,400	1,483,200	0	0	0	0
	2/27/2007	0	0	0	0	102,574	74.31	2,285,872
Steven Blondy	2/27/2007	93,750	375,000	1,125,000	0	0	0	0
	2/27/2007	0	0	0	0	76,073	74.31	1,695,294
George Bednarz	2/27/2007	48,750	195,000	585,000	0	0	0	0
	2/27/2007	0	0	0	0	23,375	74.31	520,914
Robert Bush	2/27/2007	63,750	255,000	765,000	0	0	0	0
	2/27/2007	0	0	0	0	27,040	74.31	602,589

(1)	Amounts shown in these columns reflect threshold, target and maximum payout levels under our Annual Incentive Plan for 2007 performance. In February 2007, the Committee established certain performance measures, performance objectives and relative weightings under our Annual Incentive Plan for 2007. See

“— Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” below and “— Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2007” above for a detailed explanation of these measures, and certain adjustments that were made by the Committee, and the performance objectives and relative weightings with respect to each measure. In February 2008, the Committee assessed actual performance for 2007 against these performance objectives and determined final payout amounts that were paid during March 2008. See “— Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table” below and “ — Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2007” and “— Pay-For-Performance Analysis” above for a detailed explanation of actual performance against these performance objectives and the resultant payouts.

(2)	On February 27, 2007, we granted to Messrs. Swanson, McDonald, Blondy, Bednarz and Bush their regular annual grant of stock-settled SARs. The numbers of SARs granted to each of them is shown in the table above.

(3)	The fair value of SARs is determined using the Black-Scholes option pricing model. Our Black-Scholes assumptions for financial statement purposes are described in Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. For compensation purposes, we compute a fair value for SARs using the Black-Scholes option pricing model as provided to us by Steven Hall & Partners. In general, the assumptions used by Steven Hall & Partners are the same as those used for calculating fair value for purposes of our financial statements, except that Steven Hall & Partners calculates volatility using an average of our most recent 260 day, 3-year monthly and 5-year monthly volatility and does not discount award values for estimated forfeitures related to service-based vesting conditions as we do for financial statement purposes.

Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

The following narrative provides certain background information to provide the reader with a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above. It should be read in conjunction with the footnotes to those tables and “ — Compensation Discussion and Analysis” above.

Non-Equity Incentive Plan Compensation

The NEOs earned awards under the Annual Incentive Plan in 2007 based on the level of achievement with respect to three performance measures, which were determined by the Committee to be the key drivers of shareholder value creation, focal elements in our profitable growth strategy and key criteria by which management plans and monitors our business:

•	Advertising sales growth (50)%

•	EBITDA (35%)

•	Free cash flow per share (15)%

The Committee determined the above-noted relative weightings of each of these three performance measures to best reflect, in its view, the key drivers of shareholder value creation. Advertising sales was accorded the most weight in 2007 so as to focus on top line growth for 2007. The Committee also determined a level of targeted payout (represented as “ Target” in the Grants of Plan-Based Awards table above) as a percentage of base salary for each NEO.

The Committee then specified a schedule of performance objectives and performance levels and payout levels for these performance measures. Achievement between specified performance levels would result in a payout level based on straight-line interpolation between the two closest specified performance objectives included in the table. There is no payout on any performance measure for which actual performance does not meet a designated threshold level (at which level a 25% payout would be payable). The maximum payout under the Annual Incentive Plan for all performance measures combined may not exceed 300% of the NEO’s target annual incentive.

In February 2008, the Committee assessed performance for 2007 under our Annual Incentive Plan and determined final payout levels. The Committee determined that (a) advertising sales growth of −0.2% represented 46.5% of target; (b) EBITDA of $1451.4 million represented 162.7% of target; and (c) free cash flow per share of $8.57 represented 153.7% of target. Weighting these performance/payout levels as described above, the Committee determined that the final overall payout level for the annual incentive for each NEO would be 103.3% of their individual target annual incentive. As discussed above, these payouts were made entirely in cash in early March 2008. While our advertising sales performance for 2007 was below our expectations, our EBITDA margin leads the industry and we generated strong cash flow during 2007. The Committee is mindful of the dramatic decline in the Company’s stock price during the latter part of 2007 and into 2008, but it believes that the Company’s operational and financial performance during 2007 warrants the foregoing annual incentive payouts. A reconciliation between these non-GAAP measures and the most comparable GAAP measures appears as Annex D to this Proxy Statement.

In accordance with our team philosophy, annual incentives paid to NEOs are based strictly upon these corporate performance measures, with Committee discretion limited to downward adjustments based upon individual performance or other considerations. No such downward adjustments were made to any of the NEOs’ annual incentive payouts with respect to 2007 performance.

See “— Compensation Discussion and Analysis — Total Direct Remuneration — Annual Incentives for 2007” for a more detailed explanation of these matters.

Employment Agreements

The terms and conditions of each of the employment agreements with our NEOs are substantially similar, except where specified below. We have employment agreements with all of these NEO’s, other than Mr. Bednarz, who is covered under our executive severance policy. The executive severance policy provides comparable benefits as set forth below.

As of December 31, 2007, the compensation of the NEOs as provided by their respective employment agreements and other compensation arrangements was as follows:

		Guideline Annual	Guideline Annual		Severance
		Incentive	Stock Award		Upon Change
Name	Base Salary	Opportunity	Opportunity	Severance(1)	in Control(1)
		(% of.	(% of.
		Base Salary)	Base Salary)

David Swanson	$955,000	125%	365%	2 times	3 times
Peter McDonald	$618,000	80%	300%	2 times	3 times
Steven Blondy	$500,000	75%	275%	2 times	3 times
George Bednarz	$325,000	60%	130%	1.5 times	2 times
Robert Bush	$425,000	60%	115%	1.5 times	2 times

(1)	Severance payments are equal to the specified multiple of base salary plus guideline annual incentive. See ‘‘— Payments Upon Termination or Change-in-Control” below for a discussion of the circumstances under which severance payments may be triggered and more detailed information about the amounts payable for each NEO.

For 2008, the Committee awarded no increases in base salary, annual incentive target or total direct remuneration target to any NEO (other than Mr. Bednarz’s long-term incentive target based upon his assuming additional responsibilities in 2008), and made no material changes to the foregoing severance benefits for any NEO.

The remaining principal terms of the employment agreements and arrangements with our NEOs are as follows:

Term	The employment agreements are subject to automatic one-year renewals, unless notice has been given 90 days prior to the scheduled termination date for the agreement. Any non-renewal of the employment agreement by us would be considered a termination without Cause.

Additional Compensation	Each NEO is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives.

Benefits	Each NEO is eligible to participate in all employee benefit programs (including perquisites, fringe benefits, vacation, pension and 401(k) Plan participation and life, health, accident and disability insurance) no less favorable than in effect prior to their execution of his employment agreement.

Termination without Cause by RHD not arising from or within two years after a Change in Control	Each NEO receives a cash lump sum payment equal to two times (one-and-one half times for Messrs. Bednarz and Bush) base salary plus guideline annual incentive. Each NEO also receives continuation of benefits for two years (one-and-one half years for Messrs. Bednarz and Bush). Terminated NEOs are also eligible to receive a cash payment of a pro rata portion of the guideline annual incentive.

Termination arising from, and within two years after, a Change in Control	Each NEO receives a cash lump sum payment equal to three times (two times for Messrs. Bednarz and Bush) the sum of base salary plus guideline annual incentive and continuation of benefits for three years (two years for Messrs. Bednarz and Bush). In addition, under the 2005 Plan, the 2001 Stock Award and Incentive Plan and predecessor plans, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the NEO shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the benefits described above. Terminated NEOs are also eligible to receive a cash payment of a pro rata portion of the guideline annual incentive.

Death/Disability/ Retirement	Each NEO (or beneficiary) receives salary through date of termination and a pro rata portion of the target annual incentive. Each NEO also receives continuation of benefits to age 65 in event of Disability. Outstanding equity awards are subject to accelerated vesting in the event of Death, Disability or Retirement or a Change in Control, and such equity awards may be exercised until the earlier to occur of one year after the date of such termination or the established expiration date of such award.

Excise Tax	The compensation of each NEO will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a change in control or a termination of the NEOs employment. However, if total payments associated with such change in control are less than

360% of the executive’s “base amount” under applicable tax rules, the total payment will be reduced to the level at which no excise tax would apply, and therefore no gross up will be paid.

Restrictive Covenants	Non-compete — during employment and 12 months following termination, the NEO shall not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates.

Non-solicitation — during employment and 12 months following termination, the NEO shall not solicit or otherwise interfere with the Company’s relationship with its employees, customers and suppliers.

Confidentiality — during employment and at all times thereafter the NEO shall not disclose to any third party the Company’s confidential and/or proprietary information.

During 2008, the Company intends to negotiate with the NEOs certain revisions to these employment agreement provisions to ensure documentary compliance with Code Section 409A, as well as to reflect the IRS’ latest interpretation of Code Section 162(m). See “ — Payments Upon Termination or Change-in-Control” below for a more detailed description of payments and benefits due to the NEOs upon certain termination events or Change in Control.

Capitalized terms used under this caption “Employment Agreements” have the meanings as defined in the relevant employment agreements, which are incorporated by reference as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding SARs/Options and other equity awards held by the NEOs at year-end 2007.

Outstanding Equity Awards At Fiscal Year-End

	Options/SARs Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market
							Number	or Payout
						Market	of Unearned	Value of
	Number of	Number of			Number of	Value of	Shares,	Unearned
	Securities	Securities			Shares or	Shares or	Units or	Shares,
	Underlying	Underlying			Units of	Units of	Other	Units or Other
	Unexercised	Unexercised	Option/SARs		Stock That	Stock That	Rights That	Rights That
	Options/SARs	Options/SARs	Exercise	Option/SARs	Have Not	Have Not	Have	Have
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)	(f)(2)	(g)(2)	(h)	(i)

David Swanson	—	—	—	—	30,309	1,105,369	—	—
	88,403	—	29.510	05/01/12	—	—	—	—
	450,000	—	25.540	10/25/09	—	—	—	—
	141,800	—	41.095	02/26/11	—	—	—	—
	288,462	—	41.580	07/28/11	—	—	—	—
	200,000	100,000	65.000	10/03/12	—	—	—	—
	—	192,851	74.310	02/27/14	—	—	—	—
Peter McDonald	—	—	—	—	18,720	682,718
	500	—	29.120	05/22/11	—	—	—	—
	236,000	—	25.540	10/25/09	—	—	—	—
	65,600	—	41.095	02/26/11	—	—	—	—
	138,750	—	41.580	07/28/11	—	—	—	—
	100,000	50,000	65.000	10/03/12	—	—	—	—
	—	102,574	74.310	02/27/14	—	—	—	—
Steven Blondy	—	—	—	—	12,559	458,027	—	—
	75,000	—	28.745	03/01/12	—	—	—	—
	40,000	—	25.540	10/25/09	—	—	—	—
	41,300	—	41.095	02/26/11	—	—	—	—
	87,500	—	41.580	07/28/11	—	—	—	—
	100,000	50,000	65.000	10/03/12	—	—	—	—
	—	76,073	74.310	02/27/14	—	—	—	—
George Bednarz	—	—	—	—	722	26,331	—	—
	31,680	—	15.313	07/14/08	—	—	—	—
	10,736	—	16.531	02/22/10	—	—	—	—
	10,736	—	24.750	01/31/11	—	—	—	—
	12,000	—	26.585	02/13/12	—	—	—	—
	82,000	—	25.540	10/25/09	—	—	—	—
	23,900	—	41.095	02/26/11	—	—	—	—
	49,712	—	41.580	07/28/11	—	—	—	—
	33,333	16,667	65.000	10/03/12	—	—	—	—
	—	23,375	74.310	02/27/14
Robert Bush	—	—	—	—	769	28,045	—	—
	71,862	—	25.540	10/25/09	—	—	—	—
	22,500	—	41.095	02/26/11	—	—	—	—
	47,596	—	41.580	07/28/11	—	—	—	—
	33,333	16,667	65.000	10/03/12	—	—	—	—
	—	27,040	74.310	02/27/14	—	—	—	—

(1)	All unexercised options and SARs vest ratably over 3 years and have either a 7-year term or a 10-year term from date of grant.

(2)	Amounts in columns (f) and (g) reflect unvested deferred shares granted as a portion of the annual incentive award payout on March 6, 2006 under the 2005 annual incentive plan (“2005 AIP”) and, for Messrs. Swanson, McDonald and Blondy, also reflect performance shares in the form of RSUs granted in December 2006 in the amounts of 26,388 RSUs, 16,492 RSUs, and 11,133 RSUs, respectively. The market value in column (g) is based on the average of the high and low price of RHD common stock on December 31, 2007, which was $36.47. The 2005 AIP grants shown in the table vested on the second anniversary of the grant date. The Committee granted the RSUs to retain our high-performing top management team, to ensure our future growth, to recognize their leadership and valued contributions to our continued success, especially in view of the effort required to integrate and restructure our operations following the Dex Media merger, and to provide an incentive and reward for the future creation of shareholder value. These RSUs required achievement of a performance goal in order to be earned and require three years of continued service in order to become vested, although since Mr. McDonald is retirement-eligible, he is no longer subject to a risk of forfeiture related to vesting. The performance condition required for the earning of the RSUs was satisfied (and thus no longer represents a condition) on February 5, 2007, and, accordingly, are shown in column (f) rather than column (h).

Option/SAR Exercises and Stock Vested During 2007

The following table provides information regarding the exercise of stock options, SARs and similar equity awards by the NEOs, and the vesting and distribution of restricted stock units to the NEOs, during 2007.

Option/SAR Exercises and Stock Vested — Fiscal 2007

		Value	Number
		Realized on	of Shares		Value
	Number of Shares	Exercise	Acquired on		Realized on
Name	Acquired on	($)	Vesting		Vesting
(a)	Exercise (#)(b)	(c)	(#) (d)(1)		($)(e)

David Swanson	145,911	7,583,592	6,136	(2)	442,580
Peter McDonald	24,000	1,343,755	2,912		209,948
Steven Blondy	40,000	1,919,234	2,025	(3)	146,028
George Bednarz	15,307	876,393	1,241		89,529
Robert Bush	0	0	1,185		85,469

(1)	Amounts in column (d) reflect restricted stock units granted March 9, 2005 under the 2004 Annual Incentive Program (“2004 AIP”) and March 6, 2006 under the 2005 AIP. Upon completion of the respective performance periods January 1, 2004 to December 31, 2004 for the 2004 AIP and January 1, 2005 to December 31, 2005 for the 2005 AIP, a dollar amount was determined for each NEO based on our actual financial performance against pre-established performance objectives. The dollar amount was then converted into a number of restricted stock units by dividing the dollar amount of the award by our stock price (calculated as the average of the high and low prices of the Company’s common stock on the 10 trading days subsequent to delivery of the Company’s respective audited financial statements to the Compensation and Benefits Committee). Each of the 2004 and 2005 AIP grants vested 50% on each of the first two anniversaries of the grant date.

(2)	Settlement of these RSUs remain deferred until seven months following termination of employment in accordance with Mr. Swanson’s deferral elections under the terms of the DCP.

(3)	Of this amount, settlement of 600 RSUs remain deferred until seven months following termination of employment in accordance with Mr. Blondy’s deferral elections under the terms of the DCP.

Equity Compensation Plan Information

The following table sets forth securities outstanding under existing equity compensation plans, as well as securities remaining available for future issuance under those plans, in each case as of December 31, 2007.

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to Be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders(1) :
2005 Plan	2,320,582	$68.12	2,973,753
2001 Plan	2,526,473	36.22
Equity compensation plans not approved by security holders:
1991 Key Employees’ Stock Option Plan(2)	167,881	19.52
1998 Directors’ Stock Plan(3)	13,650	17.36
1998 Partner Share Plan(4)	7,900	15.31
2001 Partner Share Plan(5)	10,235	26.45
Equity compensation plans acquired:
Dex Media, Inc. Incentive Award Plans(6)	628,502	55.31	36,045
Business.com Incentive Award Plans(7)	188,579	10.30	61,621

Total	5,863,802	$48.51	3,071,419

(1)	This reflects securities covered by our 2005 Plan and our 2001 Stock Award and Incentive Plan (“2001 Plan”). The 2005 Plan and the 2001 Plan were adopted and approved by our shareholders at our 2005 and 2001 annual meeting of stockholders, respectively. The 2005 Plan replaced the 2001 Plan and all shares available for grant under the 2001 Plan became available for grant under the 2005 Plan upon its approval by stockholders; provided, however, all shares and options then outstanding remained subject to the terms and conditions of the 2001 Plan.

(2)	This reflects outstanding options under our 1991 Key Employees’ Stock Option Plan (“1991 Plan”). The 1991 plan was originally a Dun & Bradstreet Corporation (“D&B”) plan that was assumed at the time of our spin-off from D&B. The 2001 Plan replaced the 1991 Plan and all shares available for grant under the 1991 Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all options then outstanding remained subject to the terms and conditions of the 1991 Plan.

(3)	This reflects shares and options still outstanding under our 1998 Directors’ Stock Plan (“1998 Director Plan”). The 2001 Plan replaced the 1998 Director Plan and all shares available for grant under the 1998 Director Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all shares and options then outstanding remained subject to the terms and conditions of the 1998 Director Plan.

(4)	This reflects options still outstanding under our 1998 Partner Share Plan (“1998 PS Plan”), which was a broad-based plan covering lower level employees not eligible for grants under the 1991 Plan. The 1998 PS Plan authorized 262,000 shares for grant at its inception and only 7,900 shares remain outstanding. The 2001 Plan replaced the 1998 PS Plan and all shares available for grant under the 1998 PS Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all options then outstanding remained subject to the terms and conditions of the 1998 PS Plan.

(5)	This reflects options still outstanding under our 2001 Partner Share Plan (“2001 PS Plan”), which was a broad-based plan covering lower level employees whose grants were made prior to shareholder approval of the 2001 Plan. The 2001 PS Plan authorized 124,750 shares for grant at its inception and only 10,235 shares remain outstanding. The 2001 Plan replaced the 2001 PS Plan and all shares available for grant under the 2001 PS Plan became available for grant under the 2001 Plan upon its approval by stockholders; provided, however, all shares and options then outstanding remained subject to the terms and conditions of the 2001 PS Plan.

(6)	This reflects equity awards still outstanding under the acquired Dex Media, Inc. Incentive Award Plans, which were previously adopted and approved by the shareholders of Dex Media. At January 31, 2006, equity awards outstanding under the existing Dex Media, Inc. Incentive Award Plans totaled 4.0 million and had a weighted average exercise price of $5.48. As a result of the Dex Media merger, all outstanding Dex Media equity awards were converted to RHD equity awards on February 1, 2006. Upon conversion to RHD equity awards, the number of securities to be issued upon exercise of outstanding awards totaled 1.7 million shares of RHD and had a weighted average exercise price of $12.73 per share. The Company also acquired the securities remaining available for future issuance under the provisions of the Dex Media, Inc. Incentive Award Plans under the same conversion ratio. While these plans were approved by the stockholders of Dex Media prior to the Dex Media merger, they have not been approved by our stockholders.

(7)	This reflects equity awards still outstanding under the acquired Business.com Incentive Award Plans. At August 23, 2007, equity awards outstanding under the existing Business.com Incentive Award Plans totaled 4.2 million and had a weighted average exercise price of $0.47. As a result of the Business.com acquisition, all outstanding Business.com equity awards were converted to RHD equity awards on August 23, 2007. Upon conversion to RHD equity awards, the number of securities to be issued upon exercise of outstanding awards totaled 0.2 million shares of RHD and had a weighted average exercise price of $10.00 per share. The Company also acquired the securities remaining available for future issuance (approximately 0.06 million shares) under the provisions of the Business.com Incentive Award Plans under the same conversion ratio. While these plans were approved by the stockholders of Business.com prior to our acquisition of Business.com, they have not been approved by our stockholders.

Pension Benefits

Pension Benefits — Fiscal 2007

		Number of Years	Present Value of	Payments During
Name	Plan Name	of Credited Service	Accumulated Benefit	Last Fiscal Year
(a)	(b)	(c)	(d)	(e)

David Swanson	RHD Retirement Account	21.500	$241,159	$0
	RHD PBEP	21.500	$815,426	$0
Peter McDonald(1)	RHD Retirement Account	12.083	$120,373	$0
	RHD PBEP	12.083	$356,514	$0
Steven Blondy	RHD Retirement Account	4.833	$44,093	$0
	RHD PBEP	4.833	$114,496	$0
George Bednarz	RHD Retirement Account	31.000	$342,186	$0
	RHD PBEP	31.000	$172,003	$0
Robert Bush	RHD Retirement Account	7.167	$51,065	$0
	RHD PBEP	7.167	$54,209	$0

(1)	Mr. McDonald had accrued benefits under the DonTech Retirement Account and the DonTech Pension Benefit Equalization Plan, which we refer to as the DonTech PBEP, at the time of his subsequent hire by RHD. The DonTech Retirement Account merged into the RHD Retirement Account and the DonTech PBEP merged into the RHD PBEP as of January 1, 2007.

Present Value of Accumulated Pension Benefits.  For each of the pension plans referenced in the above table, the present values of accumulated benefits are provided as of December 31, 2007, and are based on a discount rate of 6.48% and a retirement age of 65. Assumptions regarding pre-retirement mortality have been disregarded. The actuarial assumptions used in calculating present values are the same as those used in the actuarial valuation of R.H. Donnelley’s pension obligations at December 31, 2007, as set forth in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

R.H. Donnelley Retirement Account.  The R.H. Donnelley Corporation Retirement Account, which we refer to as the RHD Retirement Account, is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits are based on the participant’s notional account balance. Each month, the participant’s notional account balance is credited with a notional pay credit equal to a percentage of eligible compensation for the month. The percentage is based on the participant’s age and years of service, as follows:

Age + Credited	Percentage of
Service at End of	Eligible Monthly
Month	Compensation

less than 35	3.00%
between 35 and 44	4.00%
between 45 and 54	5.00%
between 55 and 64	7.50%
between 65 and 74	9.00%
between 75 and 84	10.50%
85 and over	12.50%

Eligible compensation includes the participant’s salary, wages, regular cash bonuses, commissions, overtime pay and severance pay, plus the participant’s pre-tax 401(k) and cafeteria plan contributions. Eligible compensation does not include forms of special remuneration such as retainers, stay bonuses and income derived from equity compensation.

The participant’s notional account balance is also credited with monthly interest credits based on 30-year Treasury rates, with a minimum monthly interest credit rate of 0.25%.

As of December 31, 2007, the RHD Retirement Account covered all employees of R.H. Donnelley, Inc. who had attained age 21 and completed at least one year of service. Employees of Dex Media, LocalLaunch and Business.com were not eligible to participate. Participants become fully vested in their accrued retirement benefit upon completion of five years of service or upon attaining age 65 while actively employed. At any time following termination of employment, a vested participant may elect to receive a lump sum payment equal to his or her notional account balance, or monthly payments under an immediate or deferred annuity that is actuarially equivalent to the notional account balance.

R.H. Donnelley PBEP.  The Pension Benefit Equalization Plan of R.H. Donnelley, which we refer to as the RHD PBEP, is an unfunded, non-qualified plan that covers participants in the RHD Retirement Account whose benefits under the RHD Retirement Account are limited by the qualified plan rules. RHD PBEP benefits are based on the participant’s notional account balance. The participant’s notional account balance under the RHD PBEP is equal to the excess of (1) the participant’s “uncapped” notional account balance determined in accordance with the RHD Retirement Account disregarding the Internal Revenue Code Section 415 limit on benefits and Section 401(a)(17) limit on compensation, over (2) the participant’s notional account balance under the RHD Retirement Account. We will pay the benefits from our general assets in the form of a lump sum that is equivalent to the RHD PBEP notional account balance.

Nonqualified Deferred Compensation

Deferred Compensation Plan.  The NEOs and a select group of other officers and key employees can defer cash compensation under our DCP. The DCP is an unfunded, non-qualified plan. Each participant may defer receipt of a specified portion of his or her salary, bonus or commission income and have the amount deferred credited to a notional account under the DCP. Deferrals are limited only to the extent necessary to allow the Company to deduct amounts for current tax withholding and for contributions to pay for group health and other benefits. Amounts deferred are deemed invested in one or more investment vehicles specified by the participant. Earnings are calculated by reference to the actual investment performance of these investment vehicles. Participants may change their investment allocations monthly.

When participants make their deferral elections, they must designate when and how their account balances will be paid following (1) termination on account of retirement or long-term disability, (2) death, and (3) termination for any other reason. Participants may also elect to have distributions made as of a specified date prior to termination of employment or following a change-in-control. Death benefits are paid in a lump sum, and payment options following any other distribution event include a lump sum or installments over up to five years (15 years for termination on account of retirement or long-term disability). We pay all of the deferred compensation under the DCP in cash from our general assets.

Stock Bonus Deferrals.  Under our 2005 Plan (and under similar plans established before 2005), we permit the NEOs and other officers to defer the receipt of Company stock that becomes deliverable pursuant to performance-based incentive awards of restricted stock units. Deferred Company stock is credited to a notional account denominated in shares. If the Company pays cash dividends on its stock, the officer’s notional account will be credited with additional shares equivalent in value to such dividends. Deferred stock account balances are paid in future years in shares of Company stock, according to the participant’s payment elections, account balance and retirement eligibility. Payment options are the same as those available under the DCP.

The following table provides certain information regarding stock deferrals and deferrals under our DCP:

Nonqualified Deferred Compensation — Fiscal 2007

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY	Last FY	Last FY	Distributions	Last FYE
(a)	(b)(1)	(c)	(d)(2)	(e)	(f)

David Swanson	$442,896	$0	$(2,181,108)	$0	$3,758,367
Peter McDonald	$0	$0	$0	$0	$0
Steven Blondy	$42,731	$0	$(114,851)	$0	$1,645,124
George Bednarz	$0	$0	$(212,664)	$0	$295,543
Robert Bush	$181,270	$0	$15,199	$0	$939,609

(1)	The executive contributions reported in column (b) for Messrs. Swanson and Blondy reflect the deferral of Company stock that would otherwise have been issued and delivered to them in 2007 under the terms of restricted stock units granted on March 9, 2005 under the 2004 AIP and March 6, 2006 under the 2005 AIP. The “Stock Awards” column of the Summary Compensation Table includes expenses related to these deferred awards as follows: Mr. Swanson: $157,782 for 2007 and $407,549 for 2006; and Mr. Blondy: $7,405 for 2007 and $66,375 for 2006. The Company stock deferrals are included in columns (d) and (e) of the Option/SAR Exercises and Stock Vested table above, and have been previously reported in the Summary Compensation Table for previous years. Mr. Bush’s contributions reflect deferrals of salary payable in 2007 and the annual incentive payments payable in 2007 with respect to 2006 performance, which amounts are included in the Summary Compensation Table comprising $20,240 in the “Salary” column for 2007 and $161,030 in the “Non-Equity Incentive Plan Compensation” column for 2006.

(2)	The earnings (loss) reported in column (d) include the change in value of the deemed investments in the participant’s notional account (for deferrals under the DCP) and the change in value of the Company stock credited to the participant’s notional account (for stock deferrals). Our deferred compensation plans do not provide for above-market or preferential earnings on non-qualified deferred compensation, and none of the amounts reported in column (d) are reflected in the Summary Compensation Table above.

Payments upon Termination or Change-in-Control

Severance protection is provided to our NEOs with employment agreements under those agreements, and to other executives under our executive severance policy. We believe this protection fosters a long term perspective and permits executives to focus upon executing our strategy and enhancing sustainable shareholder value without undue concern or distraction. This protection is also designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide — including the level of severance payments and post-termination benefits — is appropriate in terms of fostering long term shareholder value enhancing performance, and within the range of competitive practice, thereby facilitating recruiting and retention of key talent.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or voluntarily resign for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation, and ameliorates any conflict between his or her own interests and those of our shareholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to our shareholders from a transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption afterwards. We believe that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to these benefits to the Company and its shareholders. It should be noted that, although our change in control benefits provide for the immediate vesting of certain previously awarded equity grants upon a change in control, our NEOs voluntarily waived such rights in our last three strategic transactions in consideration of the fact that they would continue to constitute the management team of the applicable combined company.

The following table shows the potential value of payments and benefits to each NEO who was serving at December 31, 2007 pursuant to their respective employment agreements and other applicable arrangements and plans under various employment termination and change in control scenarios assuming such events occurred as of December 31, 2007. See “— Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” above for other important terms and conditions of employment for our NEOs. Capitalized terms used without definition in this section have the meanings as defined in the relevant employment agreements, which are incorporated by reference as Exhibits to our Annual Report on Form 10-K for the year ended December 31, 2007.

	Mr. Swanson	Mr. McDonald	Mr. Blondy	Mr. Bednarz	Mr. Bush

Termination Scenario(12/31/07)
Voluntary Resignation or For Cause
Total	$0	$0	$0	$0	$0
Without Cause or for Good Reason
(Not within two years of CIC)
Pro rata Incentive pay(1)	$1,193,750	$494,400	$375,000	—	$255,000
Severance pay	4,297,500	2,224,800	1,750,000	780,000	1,020,000
Health benefits continuation	13,637	13,637	20,455	15,341	10,228

Total	$5,504,887	$2,732,837	$2,145,455	$795,341	$1,285,228

Within Two Years of CIC
(Without cause or for good reason)
Pro rata Incentive pay(1)	$1,193,750	$494,400	$375,000	$0	$255,000
Severance pay	6,446,250	3,337,200	2,625,000	1,040,000	1,360,000
Health benefits continuation	20,455	20,455	30,682	20,455	13,637
Unvested SARs/Options(2)	0	—	0	0	0
Unvested Deferred Shares(2)	143,038	81,277	52,020	26,339	28,053
Unvested RSUs(2)	962,634	601,628	406,132	0	0
Perquisites(3)	75,626	43,733	47,421	26,623	27,306
Outplacement	25,000	25,000	25,000	25,000	25,000
280G/4999 Tax Gross Up(4)	—	1,032,729	—	—	—

Total	$8,866,753	$5,636,422	$3,561,255	$1,138,417	$1,708,996

CIC — Assuming no termination
Unvested SARs/Options(2)	$0	—	$0	$0	$0
Unvested Deferred Shares(2)	143,038	81,277	52,020	26,339	28,053
Unvested RSUs(2)	962,634	601,628	406,132	0	0

Total	$1,105,672	$682,905	$458,152	$26,339	$28,053

Death or Disability
Pro rata Incentive pay(1)	$1,193,750	$494,400	$375,000	—	$255,000
Unvested SARs/Options(2)	0	—	0	0	0
Unvested Deferred Shares(2)	143,038	81,277	52,020	26,339	28,053
Unvested RSUs — pro rata(2)	962,634	601,628	406,132	0	0
Disability — Present Value of Health Benefits through age 65	62,738	46,455	118,024	88,490	92,884

Total	$2,362,160	$1,223,760	$951,176	$114,829	$375,937

Retirement(5)
Unvested SARs/Options(2)	$0	$0	—	$0	—
Unvested Deferred Shares(2)	$71,519	$81,277	—	$13,169	—
Unvested RSUs(2)	481,317	601,628	0	0	0

Total	$552,836	$682,905	$0	$13,169	$0

(1)	Upon termination without cause, death or disability, the Committee may determine, in its sole and absolute discretion, to pay Mr. Bednarz a pro rata incentive award based on the Company’s actual financial performance. Pro rata incentive payout is based on actual performance for Mr. Bednarz and target performance for all other NEOs.

(2)	This amount represents the aggregate in-the-money value of the options, SARs, restricted stock units, and other equity awards which would become vested as a direct result of the termination event or Change in Control, as the case may be, before the applicable stated vesting date, plus the aggregate value of any performance-based award that would be deemed earned and vested solely as a direct result of the termination event or Change in Control, as the case may be, before the stated earning or vesting date. The stated earning or vesting date is the date at which an award would have been earned or vested absent such termination event or Change in Control, as the case may be. This calculation of value does not attribute any additional value to options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or Change in Control. Represents the “in-the-money” value of stock options/SARs. Stock awards are valued the closing price of our common stock of $36.48 on December 31, 2007. Because Mr. McDonald is currently retirement eligible (age 55 with ten years of service), equity awards are deemed vested for purposes of this calculation and do not accelerate.

(3)	Perquisites include financial planning services and Company paid life insurance, as well as, in the case of Mr. Swanson, executive health screenings and club membership fees.

(4)	This amount includes any payment of a “gross-up” to offset the estimated amount of the golden parachute excise tax that would apply to each executive and the amount of additional excise tax and income and other taxes payable by the executive as a result of the Change in Control. At December 31, 2007, only Mr. McDonald would have been entitled to such a “gross up” payment assuming that our non-compete provisions have a value equal to one year’s base salary. If no value is ascribed to the non-compete, then the gross-up for Messrs. Swanson and McDonald would be $2,401,498 and $1,355,023, respectively, and no other NEOs would be entitled to any “gross up” payments.

(5)	Reflects 50% of unvested deferred share awards for Messrs. Swanson and Bednarz who are “Early Retirement” eligible or age 50 with 20 years of service at December 31, 2007. Reflects 100% of unvested equity awards for Mr. McDonald who is “Retirement” eligible or age 55 with 10 years of service at December 31, 2007.

In light of (1) the dramatic decline in the Company’s stock price during the latter part of 2007 and into 2008, (2) the fact that most executives subject to our share ownership guidelines and insider trading policy described above have accumulated large vested, but unexercised, equity stakes in the Company, (3) the Company’s present stock price stands at an all-time low so that no outstanding awards hold any “in-the-money” value, and (4) potential restructuring activities that may result from recent economic weakness that may impact our financial performance during 2008, the Committee recently adopted a policy that extends the post-termination exercise period of vested options and SARs for such executives (including the NEOs), who meet certain conditions at the time of their involuntary termination. The policy extends the post-termination exercise period for these affected executives from 90 days following involuntary termination to the earlier of (a) the expiration date of the relevant award or (b) between one and two (depending upon the executive) years following involuntary termination. If the Company’s stock price appreciates over this extension period, this policy would increase the value of those equity awards to a terminated executive that satisfied the terms and conditions of that policy.

In addition to the incremental value of payments and benefits under the various termination and Change in Control scenarios described above, the NEOs would be eligible for certain deferred compensation and pension payments and benefits, and could realize value through the exercise of previously vested options and SARs, as follows:

Deferred compensation.  The NEOs other than Mr. McDonald participate in deferred compensation plans that permit the deferral of salary, bonus, and commission income. The last column of the Nonqualified Deferred Compensation table on page 57 reports each NEO’s aggregate nonqualified deferred compensation balance at December 31, 2007. The NEOs are entitled to receive the amount in their deferred compensation accounts in the event of termination of employment in a single sum or in installments in accordance with payout elections specified in their deferral elections. The account balances continue to be credited with increases or decreases reflecting changes in the value of the notional investments specified by the NEO (or increases or decreases in the value of our stock, with respect to Company stock bonus deferrals) and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made, and therefore amounts received by the NEOs would differ from those shown in the Nonqualified Deferred Compensation table.

Pension benefits.  The Pension Benefits table on page 55 describes the general terms of the RHD PBEP, along with the years of credited service and the present value of each NEO’s accumulated benefits under such plans as of December 31, 2007. The table below shows the lump sum pension benefits payable under the RHD PBEP if the NEO had died or terminated employment as of December 31, 2007.

	Immediate Single-Life	Immediate Single-Life
	Annuity Payable	Annuity Payable Annually to
	Annually to Executive	Beneficiary Assuming	Projected Single-Life Annuity
	Assuming 12/31/2007	Executive’s Death on	Commencing at Normal
	Termination(1)	12/31/2007(2)	Retirement Date(3)

David Swanson	$64,164	$63,449	$407,895
Peter McDonald	$27,920	$25,779	$124,125
Steven Blondy	$9,142	$9,133	$149,746
George Bednarz	$13,525	$13,009	$65,764
Robert Bush	$4,510	$4,488	$145,896

(1)	If a NEO had terminated employment on December 31, 2007, the amount shown is the amount payable to the NEO in January of 2008 under a single-life annuity with monthly payments.

(2)	If a NEO had died as of December 31, 2007, the amount shown is the amount payable to his beneficiary in January of 2008 under a single-life annuity with monthly payments.

(3)	If a NEO terminates employment due to disability and is receiving Social Security disability benefits and benefits under the Company’s long-term disability insurance plan, the NEO may defer payment of his pension benefits until age 65. The NEO will continue to earn company pay credits and interest credits under the RHD Retirement Account and the RHD PBEP until age 65 or, if earlier, the date he ceases to be disabled or elects to begin collecting pension benefits under such plans. The amount shown is the annual amount payable to the NEO under a single-life annuity with monthly payments on his normal retirement date, assuming that the NEO terminated employment on December 31, 2007 due to disability, started receiving Social Security disability benefits and benefits under the Company’s long-term disability insurance plan, continued to receive such disability benefits until age 65, and elected to defer payment of his RHD Retirement Account and RHD PBEP benefits until his normal retirement date (the first day of the calendar month coincident with or next following his 65th birthday).

Option/SAR Exercises.  The table above does not reflect the value the NEOs could realize upon exercise of options and SARs that had already vested as of December 31, 2007. Based on the closing price of our common stock on that date of $36.48, the following amounts could have been realized by the NEOs through exercise of such previously vested options and SARs, whether or not there had occurred a change in control or a termination of employment as of that date: Mr. Swanson, $5,539,169; Mr. McDonald, $2,585,520; Mr. Blondy, $1,017,725; Mr. Bednarz, $2,026,509; and Mr. Bush, $786,170. The closing price of the Company’s common stock on March 21, 2008 was $4.98, and no amounts would be realized by the NEOs through exercise of vested awards as of that date.

Director Compensation

The Committee periodically reviews the level and balance of our non-employee director compensation with the input and assistance of Steven Hall & Partners, an independent executive and board compensation consultant. In conjunction with the Dex Media merger, the Committee, in consultation with its consultant, conducted an assessment of its compensation. As a result of this assessment, the consultant made certain recommendations to the Committee and the Committee made certain recommendations to the Board. Based on these recommendations, the Board determined that, beginning in April 2006, we would pay each non-employee director the following compensation:

•	Annual cash retainer of $40,000, or $48,000 in the case of the chairpersons of the Compensation and Benefits and Corporate Governance Committees, or $52,000 in the case of the chairperson of the Audit and Finance Committee;

•	A fee of $1,200 for each Board meeting ($500 for shorter telephonic meetings) attended, $1,200 for each committee meeting attended, plus $1,000 for each committee meeting attended for which the director serves as chairperson;

•	A fee of $800 to a committee chairperson for attendance at a meeting of a committee he or she does not chair; and

•	The Lead Director will receive an additional cash retainer of $36,000 for service as Lead Director, over and above his $40,000 retainer for Board service.

In addition to the foregoing cash compensation, historically each non-employee director received an annual grant of 1,500 deferred shares of our common stock and an option to purchase 1,500 shares of our common stock as of the date of the annual meeting of stockholders. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to accelerated vesting in the event of death, disability or retirement at or after age 65, or a change in control of the Company. Stock options have an exercise price equal to the fair market value of our stock on the date of grant, and expire seven years after grant. Directors may elect to defer any or all of their cash retainer fees into a deferred cash account, which may be deemed invested in various investment alternatives, a deferred share account or options to purchase additional shares of our common stock. All non-cash awards to non-employee directors are made under the 2005 Plan. Due to the recent decline in the Company’s stock price, for 2008 and beyond, the Board may increase the number of shares subject to these annual grants following consultation with the Committee’s independent compensation consultant regarding peer company director compensation practices, market trends and other relevant information.

Each non-employee director is required to own at least 5,000 shares of our common stock within three years of becoming a director. Each director who had served at least three years as of February 15, 2008 met this ownership requirement. Each director is entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities.

Director Compensation During 2007

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2007. Mr. Swanson, an employee of ours, is not compensated for his Board service. The table includes compensation information for Mr. Lewis, who was a member of the Board during 2007, but who did not serve on our Board as of December 31, 2007.

Director Compensation — Fiscal 2007

	Retainers or
	Fees Earned or		Option/SARS
	Paid in Cash	Stock Awards	Awards	Total
Name	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)	(d)(2)	(e)

Active Directors
Michael P. Connors	65,700	60,796	7,899	134,395
Nancy E. Cooper	52,100	97,192	7,899	157,191
Robert Kamerschen	91,375	166,201	7,899	265,476
Thomas J. Reddin	31,100	16,043	4,874	52,017
Alan F. Schultz	50,200	91,234	7,899	149,333
David M. Veit	55,000	97,192	7,899	160,091
Barry Lawson Williams	71,600	97,192	7,899	176,691
Edwina Woodbury	71,500	98,305	7,899	177,704

Former Directors
Russell T. Lewis	16,300	34,570	0	50,870

(1)	Of this amount, Mr. Kamerschen deferred $68,625 (deferred as 1,226 shares of RHD common stock held in a deferred share account). Settlement of these shares remains deferred until termination of service as a director in accordance with Mr. Kamerschen’s deferral elections.

(2)	The compensation amounts reported in the “Stock Awards” and “Options/SARs Awards” columns reflect the expense that we reported in our 2007 financial statements under SFAS No. 123(R) without regard to estimated forfeitures related to service-based vesting conditions. These amounts consist of a portion of the fair value of the share-based payment awards that vest in 2007 or later, including awards granted before 2007. For this purpose, the fair value of an award is apportioned over the period during which the award is expected to vest. The fair value of a stock award is equal to the average of the high and low trading prices of our stock on the grant date. The fair value of stock options is determined using the Black-Scholes option pricing model. Our Black-Scholes assumptions for financial statement purposes are described in Note 8 to audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. For compensation purposes, we compute a fair value for options using the Black-Scholes option pricing model as provided to us by Steven Hall & Partners. In general, the assumptions used by Steven Hall & Partners are the same as those used for calculating fair value for purposes of our financial statements, except that Steven Hall & Partners calculates volatility using an average of our most recent 260 day, 3-year monthly and 5-year monthly volatility and does not discount award values for estimated forfeitures related to service-based vesting conditions as we do for financial statement purposes.

The following table shows the grant date fair value of each grant of deferred shares and stock options to our non-employee directors in 2007 and the aggregate number of stock awards and aggregate number of stock options outstanding and held by them at December 31, 2007. The fair value of deferred shares is equal to the average of the high and low trading prices of our stock on the grant date. The fair value of stock options is determined using the Black-Scholes option pricing model. Our Black-Scholes assumptions for financial statement purposes are described in Note 8 to audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. For compensation purposes, we compute a fair value for options using the Black-Scholes option pricing model as provided to us by Steven Hall &

Partners. In general, the assumptions used by Steven Hall & Partners are the same as those used for calculating fair value for purposes of our financial statements, except that Steven Hall & Partners calculates volatility using an average of our most recent 260 day, 3-year monthly and 5-year monthly volatility and does not discount award values for estimated forfeitures related to service-based vesting conditions as we do for financial statement purposes.

On May 3, 2007, we granted to each director then serving an award consisting of 1,500 deferred shares and options to purchase 1,500 shares at $80.675 per share. Upon joining our Board on July 24, 2007, we granted Mr. Reddin an award consisting of 1,500 deferred shares and options to purchase 1,500 shares at $74.645 per share. Each of these awards vest in three equal installments on the day immediately preceding the date of the three annual meetings of stockholders following the date of grant, subject to accelerated vesting in the event of death, disability or retirement at or after age 65, or upon a change in control. Nevertheless, our Board members have voluntarily waived such accelerated vesting in our last three strategic transactions. The stock options expire seven years after grant.

			Number of Options, Deferred Shares and other Stock Awards
	Granted in 2007		Held at December 31, 2007
	Fair Value of	Fair Value of
	Deferred Stock at	Stock Options at	Deferred Stock	Deferred Stock	Stock Options	Stock Options
	Grant Date	Grant Date	(unvested)	(vested)	(unvested)	(vested)
Name	($)	($)	(#)	(#)	(#)	(#)

Active Directors
Michael P. Connors	121,013	36,449	2,500	5,934	2,500	500
Nancy E. Cooper	121,013	36,449	3,000	6,000	3,000	6,000
Robert Kamerschen	121,013	36,449	13,915	3,000	3,000	12,000
Thomas J. Reddin	111,968	36,449	1,500	0	1,500	0
Alan F. Schultz	121,013	36,449	3,000	1,500	3,000	1,500
David M. Veit	121,013	36,449	3,000	6,000	3,000	6,000
Barry Lawson Williams	121,013	36,449	3,000	12,737	3,000	9,000
Edwina Woodbury	121,013	36,449	3,000	3,000	3,000	3,000

Former Directors
Russell T. Lewis	0	0	0	500	0	0

Compensation Committee Interlocks and Insider Participation; Certain Relationships And Transactions With Related Persons

Messrs. Schultz, Connors and Williams serve as members of the Compensation and Benefits Committee, and Messrs. Lewis (until he retired during 2007) and Reddin (until February 2008, when he left the Committee) served as members of the Compensation and Benefits Committee during 2007. No such member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this Proxy Statement.

Ms. Cooper was the Senior Vice President and Chief Financial Officer of IMS Health Incorporated (“‘IMS”) until July 2006. Mr. Kamerschen, who serves as our Lead Director and previously served as chairperson of our Compensation and Benefits Committee, also serves on IMS’ compensation committee, but is not and has never been an executive officer of either company. The Board has unanimously determined that because Mr. Kamerschen is an independent director of both the Company and IMS, and the Company and IMS have no material relationship (as described further below), and Ms. Cooper has since left IMS, his service on both compensation committees did not give rise to any conflict or independence concerns with respect to Mr. Kamerschen.

In addition, as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, through a series of contractual provisions resulting from a series of spin-offs of various subsidiaries of The Dun & Bradstreet Corporation (“‘D&B”) and due to the fact that the Company is technically the successor to D&B as a result of the structure (i.e., reverse spin) of those spin-off transactions, under certain circumstances IMS may be required to provide indemnification payments to the Company and/or the Company may be required to provide certain indemnity payments to IMS with respect to certain pending legal and tax matters. However, D&B (and subsequently Moody’s Corporation agreed to be jointly and severally liable to the Company for D&B’s obligations) has contractually assumed all obligations of the Company with respect to these matters so that practically if IMS were to provide or receive indemnity payments with respect to these matters it would provide or receive such indemnity payments to or from D&B and not the Company. The Board of Directors carefully considered these matters, including advice from counsel, and has determined that Ms. Cooper and/or IMS are not affiliated persons of the Company, and that no material relationship exists between Ms. Cooper (other than in her capacity as director) and/or IMS on the one hand, and the Company on the other, that could reasonably be expected to compromise her independence from management. This is particularly the case since Ms. Cooper has since left IMS. Accordingly, as set forth above under “Board of Directors — Independence and Financial Expertise Determinations,” the Board has unanimously concluded that Ms. Cooper is independent within the meaning of all applicable laws and regulations.

On July 25, 2007, Jacob Winebaum, then Chief Executive Officer of Business.com, entered into an agreement with RHD to purchase 0.1 million shares of RHD common stock for approximately $9.0 million. This agreement became effective on August 23, 2007, the date the Business.com acquisition was completed. Mr. Winebaum was appointed President of RHD Interactive following completion of the Business.com acquisition. Mr. Winebaum has recently voluntarily terminated his employment with the Company to spend more time with his family. He will remain a strategic advisor to the Company.

The Board has adopted a policy with respect to related person transactions, which is attached as Annex C.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 21, 2008 by (i) each of the NEOs, (ii) each of the Company’s directors, (iii) all directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s directors and NEOs listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of the Company’s
	Common Stock
	Amount Beneficially		Percentage
Beneficial Owners	Owned(1)		of Class(1)

David C. Swanson	1,355,381	(2)	1.9%
Peter J. McDonald	601,635	(3)	*
Steven M. Blondy	390,310	(4)	*
George F. Bednarz	282,641	(5)	*
Robert J. Bush	188,972	(6)	*
Michael P. Connors	10,434	(7)	*
Nancy E. Cooper	15,000	(8)	*
Robert Kamerschen	28,915	(9)	*
Thomas J. Reddin	1,500	(10)	*
Alan F. Schultz	7,000	(11)	*
David M. Veit	15,300	(12)	*
Barry Lawson Williams	24,737	(13)	*
Edwina Woodbury	9,000	(14)	*
All Directors and Executive Officers as a Group (19 persons)	3,188,441	(15)	4.4%
Wellington Management Company LLP	9,507,906	(16)	13.8%
75 State Street Boston, MA 02109
UBS AG	9,332,469	(17)	13.6%
Bahnhofstrasse 45 Zurich, Switzerland
Lord, Abbett & Co. LLC	7,934,800	(18)	11.5%
90 Hudson Street Jersey City, NJ 07302
Lazard Asset Management LLC	6,527,934	(19)	9.5%
30 Rockefeller Plaza New York, NY 10012
Vanguard Windsor Funds	6,225,205	(20)	9.0%
100 Vanguard Blvd. Malvern, PA 19355
Hotchkis and Wiley Capital Management LLC	5,237,315	(21)	7.6%
725 S. Fiegeroa Street, 39th Floor Los Angeles, CA 90017
GS Investment Strategies, LLC	5,200,000	(22)	7.6%
1 New York Plaza New York, NY 10004
FMR Corp	4,629,300	(23)	6.7%
82 Devonshire Street Boston, MA 02109

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 21, 2008, the Company had 68,787,618 shares of common stock outstanding.

(2)	Includes 1,232,949 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 21, 2008 or within 60 days thereafter.

(3)	Includes 575,041 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 21, 2008 or within 60 days thereafter.

(4)	Includes 369,158 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 21, 2008 or within 60 days thereafter.

(5)	Includes 261,889 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 21, 2008 or within 60 days thereafter.

(6)	Includes 184,304 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 21, 2008 or within 60 days thereafter.

(7)	Includes 500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(8)	Includes 6,000 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(9)	Includes 12,000 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(10)	Includes no shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(11)	Includes 1,500 shares of the Company’s common stock that may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(12)	Includes 6,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(13)	Includes 9,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(14)	Includes 3,000 shares of the Company’s common stock which may be acquired pursuant to options exercisable as of March 21, 2008 or within 60 days thereafter.

(15)	Includes 2,905,908 shares of the Company’s common stock that may be acquired pursuant to options or SARs exercisable as of March 21, 2008 or within 60 days thereafter.

(16)	Wellington Management Company LLP filed Schedule 13G/A with the SEC on February 14, 2008 reporting that it beneficially owned 9,507,906 shares of the Company’s common stock as of December 31, 2007, with shared voting power over 2,923,591 shares and shared dispositive power over 9,470,111 of those shares.

(17)	UBS AG filed Schedule 13G with the SEC on February 11, 2008 reporting that it beneficially owned 9,332,469 shares of the Company’s common stock as of December 31, 2007, with sole voting power over 8,554,421 shares and shared dispositive power over all of those shares.

(18)	Lord, Abbett & Co. LLC filed Schedule 13G/A with the SEC on February 14, 2008 reporting that it beneficially owned 7,934,800 shares of the Company’s common stock as of December 31, 2007, with sole voting power over 7,640,700 of those shares and sole dispositive power over all of those shares.

(19)	Lazard Asset Management LLC filed Schedule 13G/A with the SEC on February 6, 2008 reporting that it beneficially owned 6,527,934 shares of the Company’s common stock as of December 31, 2007, with sole voting power over 4,121,725 of those shares and sole dispositive power over all of those shares.

(20)	Vanguard Windsor Funds filed Schedule 13G/A with the SEC on February 13, 2008 reporting that it beneficially owned 6,225,205 shares of the Company’s common stock as of December 31, 2007, with sole voting power over all of those shares.

(21)	Hotchkis and Wiley Capital Management LLC filed Schedule 13G with the SEC on February 13, 2008 reporting that it beneficially owned 5,237,315 shares of the Company’s common stock as of December 31, 2007, with sole voting power over 3,116,628 shares and sole dispositive power over all of those shares.

(22)	GS Investment Strategies LLC filed Schedule 13G with the SEC on February 13, 2008 reporting that it beneficially owned 5,200,000 shares of the Company’s common stock as of December 31, 2007, with sole voting and dispositive power over all of those shares.

(23)	FMR Corp. and Edward C. Johnson 3d. jointly filed Schedule 13G/A with the SEC on February 14, 2008 reporting that FMR and various of its affiliates beneficially owned 4,629,300 shares of the Company’s common stock as of December 31, 2007, with sole voting power over none of those shares and sole dispositive power over all of those shares. Mr. Johnson is a control person of FMR Corp.

OTHER INFORMATION

How to Nominate Members of the Board of Directors

The Company’s Bylaws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder’s notice shall set forth all of the information described in “Board of Directors — Corporate Governance Matters” beginning on page 25.

How to Raise a Matter at a Meeting

With respect to this year’s Meeting, we did not receive any notice by February 12, 2008 of any matter intended to be raised at the Meeting. Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by March 1, 2009 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company’s proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by March 1, 2009. Notices should be submitted to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2007, except as follows: (i) Mr. Kamerschen filed a Form 4 on December 17, 2007 reporting one previously unreported transaction that was deemed to have occurred on November 26, 2007; (ii) Mr. Connors filed a Form 4 on August 20, 2007 reporting one previously unreported transaction that had occurred on May 3, 2007; and (iii) on August 3, 2007, Mr. Reddin filed a Form 4 on August 3, 2007 reporting one previously unreported transaction that had occurred on July 24, 2007. All of these unreported transactions noted above related to Company compensation plans and did not reflect unreported market transactions for consideration.

Delivery of Annual Report on Form 10-K and Other Documents

The Company will provide without charge a copy of (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, (ii) the Company’s Policy on Business Conduct, (iii) the Company’s Corporate Governance Guidelines and (iv) any or all of the Committee Charters referenced in the Proxy Statement, in each case to each of the Company’s stockholders of record as of March 21, 2008 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company’s principal executive offices, 1001 Winstead Drive, North Carolina 27513, Attention: Investor Relations; (800) 497-6329. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date. In addition, all of these materials are also available on the Company’s website at www.rhd.com.

Return of Proxy

It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

By Order of the Board of Directors

Robert J. Bush
Senior Vice President, General Counsel
and Corporate Secretary

April 14, 2008
Cary, North Carolina

ANNEX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
R.H. DONNELLEY CORPORATION

R.H. Donnelley Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is R.H. Donnelley Corporation and the name under which the corporation was originally incorporated was DUN & BRADSTREET COMPANIES, INC. The date of filing of its original Certificate of Incorporation with the Secretary of State was February 6, 1973.

2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation of this corporation, as amended, by eliminating the classification of the Board of Directors.

3. The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is further amended and restated hereby to read as herein set forth in full:

FIRST: The name of the corporation is R.H. Donnelley Corporation.

SECOND: The registered office of the corporation in the State of Delaware is located at No. 1209 Orange Street, in the City of Wilmington, County of New Castle; and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and without limiting the foregoing to hold the securities of other corporations and to gather, interpret, publish and/or communicate information of all kinds, and to develop, produce, manufacture, buy, sell and generally deal in products, goods, wares, merchandise and services of all kinds.

FOURTH: (1) The total number of shares of stock which the corporation shall have authority to issue is 400,000,000 shares of common stock, par value $1 per share, and 10,000,000 shares of preferred stock, par value $1 per share.

(2) (a) Shares of preferred stock may be issued from time to time in one or more series, each such series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such series from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors.

(b) Each series of preferred stock

(i) may have such number of shares;

(ii) may have such voting powers, full or limited, or may be without voting powers;

(iii) may be subject to redemption at such time or times and at such prices;

(iv) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(v) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;

(vi) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments;

(vii) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation of any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the corporation; and

(ix) may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof;

all as shall be stated in said resolution or resolutions providing for the issue of such preferred stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of preferred stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

(c) Shares of any series of preferred stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of preferred stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of preferred stock and to any filing required by law.

(3) (a) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the preferred stock, the common stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the common stock being entitled to one vote for each share held.

(b) Subject to all of the rights of the preferred stock or any series thereof, the holders of the common stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

(c) Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, and after the holders of the preferred stock or each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests, to the exclusion of the holders of the preferred stock.

(4) No holder of shares of stock of the corporation of any class now or hereafter authorized shall be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into stock of any class whatsoever, whether nor or hereafter authorized, or whether issued for cash or otherwise.

FIFTH: The business of the corporation shall be managed by the Board of Directors except as otherwise provided by law.

None of the directors need be a stockholder of the corporation or a resident of the State of Delaware.

Subject to any limitations that may be imposed by the stockholders, the Board of Directors may make by-laws and from time to time may alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors or the stockholders may be altered, amended or repealed by the stockholders at any annual meeting or at any special meeting, provided that notice of such proposed alteration, amendment or repeal is included in the notice of such meeting.

A director of the corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the corporation either as vendor, purchaser or otherwise, nor in the absence of fraud, shall any transaction or contract of the corporation be void or voidable or affected by reason of the fact that any director or any firm of which any director is a member, or any corporation of which the director is an officer, director or stockholder, is in any way interested in such transaction or contract, provided that, at the meeting of the Board of Directors or of a committee thereof having authority in the premises to authorize or confirm said contract or transaction, the interest of such director, firm, or corporation therein and the material facts with respect thereto are disclosed or known, and there shall be present a quorum of directors or of the directors constituting such committee not so interested or connected, and such contract or transaction shall be approved by a majority of such quorum, which majority shall consist of directors not so interested or connected. Nor shall such contract or transaction be void or voidable or affected by reason of the fact that the vote of such director or directors, who have or may have interests therein which are or might be adverse to the interests of the corporation, shall have been necessary to obligate the corporation upon such contract or transaction, nor shall any director or directors having such adverse interest be liable to the corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction nor shall any such director or directors be accountable for any gains or profits realized thereon; always provided, however, that such contract or transaction shall, at the time it was entered into, have been a reasonable one to have been entered into and shall have been upon terms that at the time were fair.

Any contract, transaction or act of the corporation or of the Board of Directors or of the Executive Committee which shall be ratified by a majority vote of the stockholders of the corporation having voting power present at any annual meeting or any special meeting called for such purpose and to whom the material facts with respect thereto are disclosed or known, shall be as valid and as binding as though ratified by every stockholder of the corporation, provided, however, that any failure of the stockholders to approve or ratify such contract, transaction or act, when and if submitted, shall not be deemed in any way to invalidate the same or to deprive the corporation, its directors or officers, of their right to proceed with such contract, transaction or action. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

SIXTH: (1) The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact he is or was a director or officer of the corporation. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this Article SIXTH shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article SIXTH or otherwise.

(2) A director of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent that such liability may be eliminated under the Delaware General Corporation Law as in effect from time to time.

SEVENTH: The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal; provided however, that each director elected at or prior to the corporation’s 2008 annual meeting of stockholders for a term that is set to expire after the 2008 annual meeting of stockholders shall serve the entire term for which he or she was elected and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Any vacancy on the Board of Directors that results from an increase in the number of directors or any other vacancy occurring in the Board of Directors may be filled for the remainder of the unexpired term by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this certificate of incorporation applicable thereto.

EIGHTH: No action shall be taken by stockholders of the corporation except at an annual or special meeting of stockholders of the corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

ANNEX B

R.H. DONNELLEY CORPORATION
INDEPENDENCE STANDARDS FOR DIRECTORS

The following standards will be applied by the Board of Directors of R.H. Donnelley Corporation (the “Company”) in determining whether individual directors qualify as “independent” under the Rules of the New York Stock Exchange. References to the Company include its consolidated subsidiaries.

1. No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.

2. No director can be independent if the director is, or has been within the last three years, an employee of the Company.

3. No director can be independent whose immediate family member is or has been an executive officer of the Company within the last three years.

4. No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5. No director can be independent if:

a. the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b. the director is a current employee of the Company’s internal or external auditor;

c. the director has an immediate family member who is a current employee of the Company’s internal or external auditor and participates in such auditor’s audit, assurance or tax compliance (but not tax planning) practice; or

d. the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.

6. No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

7. No director can be independent if the director is a current employee, or an immediate family member is an current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8. No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

B-1

ANNEX C

RELATED PERSON TRANSACTION POLICY

The Company’s Policy on Business Conduct provides that employees, executive officers and directors must act in the best interests of the Company and refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” In addition, under applicable SEC rules, the Company is required to disclose related person transactions as defined in the SEC’s rules. The Board has adopted this Related Person Transaction Policy to set forth the policies and procedures for the review and approval or ratification of Related Person Transactions (as defined below).

1.	Definitions.

For the purposes of this Policy:

A “Related Person” is:

a) any person who is or was an executive officer, director, or director nominee of the Company at any time since the beginning of the Company’s last fiscal year;

b) a person who is or was an Immediate Family Member of an executive officer, director, director nominee at any time since the beginning of the Company’s last fiscal year;

c) any person who, at the time of the occurrence or existence of the transaction, is the beneficial owner of more than 5% of any class of the Company’s voting securities (a “Significant Shareholder”); or

d) any person who, at the time of the occurrence or existence of the transaction, is an Immediate Family Member of a Significant Shareholder of the Company.

An “Immediate Family Member” of a person is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, or any other person sharing the household of such person, other than a tenant or employee.

A “Related Person Transaction” is any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and a Related Person had or will have a direct or indirect material interest. Except as otherwise set forth in this policy, “Related Person Transaction” specifically includes, without limitation, purchases of goods or services by or from the Related Person or entities in which the Related Person has a material interest, indebtedness, guarantees of indebtedness, and employment by the Company of a Related Person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the Related Person, and are, therefore, not “Related Person Transactions” for purposes of this Policy:

a) Interests arising only from the Related Person’s position as a director of another corporation or organization that is a party to the transaction; or

b) Interests arising only from the direct or indirect ownership by the Related Person and all other Related Persons in the aggregate of less than a 10% equity interest (other than a general partnership interest) in another entity which is a party to the transaction; or

c) Interests arising from both the position and ownership level described in (1) and (2) above; or

d) Interests arising solely from the Related Person’ s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the Related Person and all other Related Persons own in the aggregate less than a 10% equity interest in such entity, (b) the Related Person and his or her Immediate Family Members are not involved in the negotiation of the terms of the transaction with the Company and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $l million dollars or 1% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of the annual gross revenues of the Company; or

e) Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis; or

f) A transaction that involves compensation to an executive officer if the compensation has been approved, or recommended to the Board of Directors for approval, by the Compensation Committee of the Board or a group of independent directors of the Company performing a similar function; or

g) A transaction that involves compensation to a director for services as a director of the Company if such compensation will be reported pursuant to Item 402(k) of Regulation S-K; or

h) A transaction that is specifically contemplated by provisions of the Certificate of Incorporation or Bylaws of the Company; or

i) Interests arising solely from indebtedness of a Significant Shareholder or an Immediate Family Member of a Significant Shareholder to the Company; or

j) A transaction where the rates or charges involved in the transaction are determined by competitive bids; or

k) A transaction that involves the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental authority; or

l) A transaction that involves services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

2.	Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Any Related Person Transaction proposed to be entered into by the Company must be reported to the Company’s General Counsel and shall be reviewed and approved by either the Audit and Finance Committee or the Corporate Governance Committee of the Board (either, the “Committee”) in accordance with the terms of this Policy, prior to effectiveness or consummation of the transaction, whenever practicable.

If the General Counsel reasonably determines that advance approval of a Related Person Transaction is not practicable under the circumstances, the Committee shall review and, in its discretion, may ratify the Related Person Transaction at the next meeting of the Committee, or at the next meeting following the date that the Related Person Transaction comes to the attention of the General Counsel provided, however, that the General Counsel may present a Related Person Transaction arising in the time period between meetings of the Committee to the Chair of the Committee, who shall review and may approve the Related Person Transaction, subject to ratification by the Committee at the next meeting of the Committee.

In addition, any Related Person Transaction previously approved by the Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such Related Person Transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the Related Person Transaction are made, and that the ongoing nature is still appropriate in the judgment of the Committee.

Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation and Benefits Committee in the manner specified in the charter of the Compensation and Benefits Committee.

3.	Standards for Review, Approval or Ratification of Related Person Transactions

A Related Person Transaction reviewed under this Policy will be considered approved or ratified if it is authorized by the Committee in accordance with the standards set forth in this Policy after full disclosure of the Related Person’s interests in the transaction. As appropriate for the circumstances, the Committee shall review and consider:

•	the Related Person’s interest in the Related Person Transaction;

•	the approximate dollar value of the amount involved in the Related Person Transaction;

•	the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction; and

•	any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review all relevant information available to it about the Related Person Transaction. The Committee may approve or ratify the Related Person Transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the Related Person in connection with approval of the Related Person Transaction.

The review, approval or ratification of a transaction, arrangement or relationship pursuant to this Policy does not necessarily imply that such transaction, arrangement or relationship is required to be disclosed under Item 404(a) of Regulation S-K.

ANNEX D

Reconciliation of Non-GAAP Measures (Unaudited)

Certain non-GAAP financial information presented below may differ from comparable non-GAAP financial information presented in our 2007 Annual Report on Form 10-K, as the following amounts reflect defined elements of our compensation program.

The following table represents a reconciliation of Net income — GAAP to EBITDA and Adjusted EBITDA(1):

(Amounts in millions)	2007

Net income — GAAP	$46.9
Plus tax provision	29.0
Plus interest expense, net	830.9
Less non-operating income	(1.8)

Operating income	905.0
Plus depreciation and amortization	463.1

EBITDA	1,368.1
Plus amortized deferred cost uplift on Dex Media sales contracts as of the merger date	28.9
Plus purchase accounting adjustments related to bad debt expense previously charged to goodwill related to directories acquired in the Dex Media Merger and other compensation expense related to the Business.com Acquisition	6.5
Plus SFAS No. 123 (R) non-cash compensation expense	39.0
Plus restructuring charge associated with planned headcount reductions and consolidation of responsibilities to be effectuated during 2008	5.5
Plus non-operating income from gain on sale of investment	1.8
Plus directory revenue resulting from the change to RHD’s method of directory based revenue recognition associated with directories acquired in the Dex Media Merger	1.6

Net effect of adjustments to GAAP results	83.3

EBITDA — adjusted	$1,451.4

Reconciliation of Non-GAAP Measures (Unaudited) continued

The following table represents a reconciliation of Cash flow from operations — GAAP to Adjusted cash flow from operations and Adjusted free cash flow. The table also presents a calculation of Free cash flow per share (2).

(Amounts in millions)	2007

Cash flow from operations — GAAP	$691.8
Add: Other compensation expense associated with the Business.com Acquisition	2.4

Adjusted cash flow from operations	694.2
Less: Additions to fixed assets and computer software — GAAP	(77.4)

Free cash flow — adjusted	$616.8

Weighted average diluted shares outstanding — GAAP	72.0
Free cash flow per share	$8.57

Notes to Reconciliation of Non-GAAP Measures

(1) EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization. EBITDA and adjusted

D-1

EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. Net income — GAAP and EBITDA for the year ended December 31, 2007 includes the following:

a. $39.0 million of non-cash stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment;

b. $28.9 million of cost uplift associated with the Dex Media Merger. As a result of purchase accounting required by GAAP, we recorded the deferred directory costs related to directories that were scheduled to publish subsequent to the Dex Media Merger at their fair value, determined as (a) the estimated billable value of the published directory less (b) the expected costs to complete the directories, plus (c) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.”;

c. $3.2 million of other compensation expense related to the Business.com Acquisition, not all of which has been paid in cash during the period;

d. $5.5 million restructuring charge associated with planned headcount reductions and consolidation of responsibilities to be effectuated during 2008; and

e. $1.8 million of non-operating income from a gain on sale of an investment.

Net income — GAAP and EBITDA for the year ended December 31, 2007 excludes the following:

a. $3.3 million in recoveries and other purchase accounting adjustments related to bad debt expense associated with directories acquired in the Dex Media Merger previously charged to goodwill; and

b. $1.6 million of directory revenue resulting from the change to RHD’s method of directory based revenue recognition associated with directories acquired in the Dex Media Merger.

(2) Free cash flow per share in 2007 is calculated as adjusted free cash flow divided by weighted average diluted shares outstanding — GAAP.

Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenue, which is recognized under the deferral and amortization method. 2007 pro forma advertising sales assumes the Business.com Acquisition occurred on January 1, 2007.

D-2

R.H. DONNELLEY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS — MAY 15, 2008
PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby constitutes and appoints David C. Swanson, Steven M. Blondy and Robert J. Bush (collectively, the “Proxies”), and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the 2008 Annual Meeting of Stockholders (the “Meeting”) of R.H. Donnelley Corporation (the “Company”), to be held at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513, on May 15, 2008, at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.
          The trustees of the Company’s 401(k) Savings Plan and the Dun & Bradstreet Employee Stock Purchase Plan (collectively, the “Plans”) have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company’s Common Stock. Proxies covering shares in the Plans must be received on or prior to May 13, 2008. If a proxy covering shares in either of the Plans has not been received on or prior to May 13, 2008 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE CLASS III MEMBERS OF THE BOARD OF DIRECTORS, (B) FOR PROPOSALS 2, 3 AND 5, (C) AGAINST PROPOSAL 4, AND (D) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS BELOW, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

(1)	Election of Class III Members of the Board of Directors:

Nominee	FOR	AGAINST	ABSTAIN
Michael P. Connors	☐	☐	☐
Thomas J. Reddin	☐	☐	☐
David M. Veit	☐	☐	☐
	☐	☐	☐
(2)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008.
FOR                     ☐      AGAINST                    ☐      ABSTAIN                 ☐
(3)	Approval of the exchange program proposal.
FOR                     ☐      AGAINST                    ☐      ABSTAIN                 ☐
(4)	Stockholder proposal regarding classified Board structure.
FOR                     ☐      AGAINST                    ☐      ABSTAIN                 ☐
(5)	Management proposal to amend the Company’s Certificate of Incorporation in order to declassify its Board.
FOR                     ☐      AGAINST                    ☐      ABSTAIN                 ☐
(6)	In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.

Signatures:	Dated:	, 2008

          NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title following your signature.